UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

United Community Banks, Inc.

(Name of Registrant as Specified In Its Charter)

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125 HIGHWAY 515 EAST
BLAIRSVILLE, GEORGIA 30514-0398

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 13, 2015
The Annual Meeting of Shareholders of United Community Banks, Inc. will be held on May 13, 2015 at 2:00 p.m. at The Ridges Resort, 3499 Highway 76 West, Young Harris, Georgia:
1.
To elect nine directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified.

2.
To re-approve the material terms of the performance goals under the Management Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code.

3.
To approve an advisory “say on pay” resolution supporting the compensation plan for executive officers.

4.
To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2015.

5.
To consider and act upon other matters that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 14, 2015 will be entitled to notice of, and to vote at, the meeting. A proxy statement and a proxy solicited by the Board of Directors are enclosed.
We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rule to help conserve resources and reduce printing and distribution costs. We will be mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders, instead of a paper copy of our proxy materials, which include this proxy statement, our 2014 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2014, with instructions on how to access such proxy materials over the Internet.
To ensure that your vote is recorded promptly, please vote as soon as possible. Many shareholders of record have multiple options for submitting their vote before the meeting. You may vote via the Internet or telephone (see the instructions on the Notice). Or, if you are a registered shareholder and have not voted online by April 17, 2015, you will receive a second mailing with the proxy card and instructions on how to vote by completing, signing and mailing the accompanying proxy card in the postage-paid envelope to be provided. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves significant postage and processing costs. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.
If your shares are held in “street name,” meaning that your shares are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
BY ORDER OF THE BOARD OF DIRECTORS,
Jimmy C. Tallent, Chairman and Chief Executive Officer
March 31, 2015
WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE, INTERNET, OR COMPLETE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED.

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March 31, 2015

125 HIGHWAY 515 EAST
BLAIRSVILLE, GEORGIA 30514-0398

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2015 Annual Meeting of Shareholders to be held on Wednesday, May 13, 2015 at 2:00 p.m. at The Ridges Resort, 3499 Highway 76 West, Young Harris, Georgia, and at any adjournments or postponements of the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the:
1.
Election of nine directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;

2.
Re-approval of the material terms of the performance goals under the Management Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code.

3.
Approval of an advisory “say on pay” resolution supporting the compensation plan for executive officers; and

4.
Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2015.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish our proxy materials, which include this proxy statement, our 2014 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2014, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. These materials or notice of online materials availability was first sent or given to shareholders on April 3, 2015.
All shareholders will have the ability to access the proxy materials via the Internet by going to www.cstproxy.com/ucbi/2015 or request to receive a printed set of such proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.
If you are a registered shareholder and have not voted your proxy by April 17, 2015, you may automatically receive a proxy voting card by mail. At that time, you may also vote by mail by completing the proxy card and following the instructions provided in this proxy statement.
Who is entitled to vote?
All shareholders of record of United’s Common Stock at the close of business on March 14, 2015, which is referred to as the record date, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock held by them on the record date. Each outstanding share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.

How do I cast my vote?
If you hold your shares of Common Stock in your own name as a holder of record and you have Internet access, United prefers that you vote your shares via the Internet by going to www.cstproxyvote.com. Alternatively, you may vote your shares by telephone if you reside in the United States, Canada or the U.S. territories, or by marking, signing, dating and returning the proxy card in the postage-paid envelope if such proxy card has been provided to you, or you may vote in person at the Annual Meeting. If your shares of Common Stock are held in “street name,” meaning that your shares are held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted.
Proxies that are executed and returned or submitted through the Internet, but do not contain any specific instructions on any proposal, will be voted “FOR” the proposals specified herein.
What are the quorum and voting requirements?
The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, there were 50,219,137 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.
The required vote for each item of business at the Annual Meeting is as follows:
1.
For the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting shall be deemed elected, even though the nominees may not receive a majority of the votes cast. However, as described in “Corporate Governance — Majority Vote Requirement,” under certain circumstances, nominees who are elected receiving less than a majority vote may be asked to resign;

2.
For re-approval of the material terms of the performance goals under the Management Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code, the vote of a majority of the Shares voted on the matter;

3.
For the approval of the advisory “say on pay” resolution supporting the compensation plan for the executive officers, the vote of a majority of the shares voted on the matter;

4.
For the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2015, the vote of a majority of the shares voted on the matter; and

5.
For any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

How are votes counted?
Proposal 1 is the election of directors. Because directors are elected by a plurality of the votes cast, except as described in “Corporate Governance — Majority Vote Requirement,” the director nominees who get the most votes will be elected even if such votes do not constitute a majority. Directors cannot be voted “against” and votes to “withhold authority” to vote for a certain nominee will have no effect if the nominee receives a plurality of the votes cast. For the approval of all other proposals, you may vote “for” or “against” the proposal.
Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters. The ratification of independent auditors is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the ratification of an independent auditor.

If you hold your shares of Common Stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.
Will other matters be voted on at the Annual Meeting?
We are not aware of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.
Can I revoke my proxy instructions?
If you are a record holder, you may revoke your proxy by:
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filing a written revocation with the Secretary of United at the following address: P.O. Box 398, Blairsville, Georgia 30514-0398;

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filing a duly executed proxy bearing a later date; or

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appearing in person and electing to vote by ballot at the Annual Meeting.

Any shareholder of record as of the record date attending the Annual Meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.
Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the proxy instructions.
What other information should I review before voting?
United’s 2014 Annual Report to Shareholders and its Annual Report on Form 10-K filed with the SEC, including financial statements for the year ended December 31, 2014, are enclosed with this Proxy Statement. The 2014 Annual Report to Shareholders is not part of the proxy solicitation material. An additional copy of United’s Annual Report on Form 10-K may be obtained without charge by:
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accessing United’s website at www.ucbi.com;

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writing to the Secretary of United at the following address: P.O. Box 398, Blairsville, Georgia 30514-0398; or

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accessing the EDGAR database at the SEC’s website at www.sec.gov.

You may also obtain copies of United’s Annual Report on Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, Room 1580, F. Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2015
We have posted materials related to the 2015 Annual Meeting on the Internet. The following materials are available on the Internet at www.cstproxy.com/ucbi/2015:
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this Proxy Statement for the 2015 Annual Meeting;

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United’s 2014 Annual Report to Shareholders; and

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United’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

You are also invited to attend the 2015 Annual Meeting in person. To pre-register to attend the Annual Meeting you may:
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follow the instructions at www.cstproxy.com/ucbi/2015;

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email Investor_Relations@ucbi.com and indicate the name of the person(s) attending; or

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call (866) 270-5900 and speak with an Investor Relations professional.

For directions to the Annual Meeting, visit www.theridgesresort.com, or call (866) 270-5900 and an Investor Relations professional can assist you.

PROPOSAL 1 — ELECTION OF DIRECTORS
Introduction
The Bylaws of United provide that the number of directors on United’s Board of Directors may range from eight to fourteen. The Board of Directors of United has set the number of directors at nine. The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting and until their successors are elected and qualified.
Information Regarding Nominees for Director
Set forth below is information on each director and nominee, along with a summary of their experience, qualifications, attributes, and skills that qualify them for service on the Board. The following information has been furnished by the respective nominees for director as of March 15, 2015. All of the nominees for director are existing directors that have been nominated by the Board of Directors for reelection.
Jimmy C. Tallent	Director since 1988
Age 62	Chairman and Chief Executive Officer
Mr. Tallent currently serves as Chairman and Chief Executive Officer of United. Mr. Tallent has served as Chief Executive Officer of United from the time it was formed in 1988 and has served as Chairman of the Board since February 2015. He has also served as Chief Executive Officer of United’s wholly-owned subsidiary, United Community Bank (the “Bank”), since 1984. Under Mr. Tallent’s leadership, United has grown from a small, one-branch banking operation in the rural community of Blairsville, Georgia to the third largest bank holding company headquartered in Georgia, with $7.57 billion in assets and 103 banking offices covering four states in the Southeast. Mr. Tallent is a member of the board of directors of Georgia Power, the largest subsidiary of Southern Company, and serves as a Trustee of Young Harris College. He is a former member of the State Board for the Georgia Department of Technical and Adult Education, the Global Health Action board of directors and the Georgia Chamber of Commerce board of directors. Mr. Tallent has also served as the Georgia State YMCA Finance Chairman.
Mr. Tallent’s many professional accomplishments include being honored with the Georgia Economic Developers Association’s Spirit of Georgia Award, which was presented to Mr. Tallent in 1999. This award is presented annually to a Georgia business executive who has demonstrated superior ability, originality, potential impact, and courage in business development. For ten consecutive years, Georgia Trend magazine has recognized Mr. Tallent as one of the “100 Most Influential Georgians.” In 2007, Mr. Tallent was honored with the Ernst & Young Entrepreneur of the Year Award for Financial Services in the Alabama/ Georgia/Tennessee region. Mr. Tallent attended Young Harris College and Piedmont College and is a graduate of the Georgia Banking School.
As Chairman and Chief Executive Officer, Mr. Tallent is one of two officers serving on our Board. With more than 40 years of experience, Mr. Tallent has a deep knowledge and understanding of United, its “community banks” and its lines of business. Mr. Tallent has demonstrated leadership abilities and has the integrity, values and good judgment that make him well suited to serve on the Board of Directors.
Robert H. Blalock	Director since 2000
Age 67	Audit Committee
Risk Committee
Nominating/Corporate Governance Committee
Compensation Committee
Mr. Blalock has been Chief Executive Officer of Blalock Insurance Agency, Inc. in Clayton, Georgia, since 1974. He served as an organizing director of First Clayton Bank and Trust when the bank was formed in 1988. He was a director and served on the compensation and audit committees for First Clayton Bank and Trust, which was acquired by United in 1997, and was past chairman of the board. Mr. Blalock remains on the community bank board of United Community Bank — Clayton (the former First Clayton Bank and Trust), and joined United’s Board in 2000.

Mr. Blalock is a graduate of University of Georgia and served as an Infantry Officer in the U.S. Army. He served a tour of duty in Vietnam with the 101 Airborne Division. He was a member of the Rotary Club of Clayton Board of Directors from 1974 to 1991 and served as the club’s vice president.
Extensive knowledge and business experience, as well as involvement in our banking communities, provide critical insight to our Board of Directors. Mr. Blalock’s experience and leadership of a small business in the Clayton community provides a much-needed perspective into a business community that is representative of a large portion of United’s service area. As a past director of First Clayton Bank and Trust, Mr. Blalock brings not only a rich history of banking leadership, but a perspective of the bank acquisition process. The Board believes that Mr. Blalock’s 40 years of business experience and 24 years of bank board experience make him well suited to serve on the Board of Directors.
Clifford V. Brokaw	Director since 2012
Age 47	Nominating/Corporate Governance Committee
Compensation Committee
Mr. Brokaw joined the Board of Directors of United in 2012. Since 2007, he has served as Managing Director of Corsair Capital, LLC, a private equity firm focused exclusively on investing in the financial services industry and United’s largest shareholder. Mr. Brokaw also serves as a member of the Investment Committee and leads the quarterly valuation process for Corsair. Mr. Brokaw was Managing Director in the Financial Institutions group at Goldman Sachs & Co. from 1999 to 2007 and worked in the Mergers and Acquisition group of J.P. Morgan from 1996 to 1999. He has had extensive financial experience with banks and insurance companies involving demutualization, initial public offerings, mergers, acquisitions, and capital offerings. Mr. Brokaw serves as a director of Torus Insurance Holdings. He received his bachelor’s and J.D. degrees from the University of Virginia.
Mr. Brokaw has a breadth of experience in the financial services industries, having served in a number of senior executive and director positions. Mr. Brokaw’s extensive banking and related financial experience over his tenure at a private equity firm and two of the largest financial institutions in the country, provide a valuable perspective to United’s Board of Directors, making him well suited to serve on the Board of Directors.
L. Cathy Cox	Director since 2008
Age 56	Audit Committee
Risk Committee
Nominating/Corporate Governance Committee Chairman
Compensation Committee Chairman
Ms. Cox has served on both the Board of Directors of United and the board of directors of the Bank since 2008. Ms. Cox has been President of Young Harris College, a private, liberal arts college in North Georgia, since 2007. In her time at the college, she has moved the college from two-year to four-year status, doubled student enrollment and the size of the faculty of the institution, and added nearly $100 million in new facilities to the campus. Prior to joining the college, Ms. Cox was twice elected to serve as the Georgia Secretary of State. In this role she served as the Commissioner of Securities, overseeing the regulation of the securities industry within the state. She also participated in one of the largest ever national settlements against national investment banks for state and federal law violations.
Ms. Cox was twice elected to the Georgia House of Representatives where she served on the House Judiciary Committee; Game, Fish and Parks Committee; State Institutions and Properties Committee; Georgia Code Revision Commission; and various House study committees. Prior to her public service, Ms. Cox worked as an attorney, first as an associate with Hansell & Post in Atlanta, Georgia, and then as a partner with Lambert, Floyd & Conger in Bainbridge, Georgia. She started her professional career as a newspaper reporter. Ms. Cox holds an A.S. degree from Abraham Baldwin Agricultural College, an A.B.J. degree from University of Georgia, and a J.D. degree from Mercer University School of Law. She was Editor-in-Chief of the Mercer Law Review.
Ms. Cox provides a very unique combination of legal, governmental and educational experience to the Board of Directors. In her legal career, Ms. Cox served as legal counsel for community banks in Georgia. This, combined with her extensive government service, brings a depth of legal and governmental expertise to the Board. Her leadership of a college undergoing tremendous growth demonstrates Ms. Cox’s vision and strong management skills, and offers the perspective of a key educational institution to the Board. For these reasons, the Board believes Ms. Cox is well suited to serve on the Board of Directors.
Steven J. Goldstein	Director Since 2012
Age 63	Audit Committee
Risk Committee Chairman
Nominating/Corporate Governance Committee
Compensation Committee
Mr. Goldstein joined the Board of Directors of United in 2012. He was Executive Vice President and Chief Financial Officer of The Federal Home Bank of Atlanta from 2007 to 2011. His responsibilities included financial and regulatory reporting, Sarbanes-Oxley compliance, accounting operations, oversight of financial modeling, and enterprise risk management. Mr. Goldstein was senior vice president and chief financial officer of Royal Bank of Canada’s U.S. and International division from 2001 to 2006 following its acquisition of Centura Banks, Inc. where Mr. Goldstein had been Chief Financial Officer from 1997 to 2001. For the previous 16 years, Mr. Goldstein held several senior management roles with financial services consulting firms, and served as an analyst, and was a deputy director of the Office of Public and Economic Research at the Federal Home Loan Bank Board in Washington, D.C. He began his career as Assistant Professor of Finance at the University of South Carolina. Mr. Goldstein received his bachelor’s, master’s and doctorate degrees from the University of Georgia.
Mr. Goldstein has decades of experience in the financial services industry having served in senior executive positions in finance and risk management at major banking and regulatory organizations. Mr. Goldstein’s extensive banking and financial experience, including enterprise risk management, provide a valuable perspective to United’s Board of Directors and make him well suited to serve on the Board of Directors.
H. Lynn Harton	Director Since 2015
Age 53	President and Chief Operating Officer
Mr. Harton has served on the Board of Directors since February 2015. Mr. Harton currently serves as President and Chief Operating Officer of United and of the Bank. Mr. Harton has served as Chief Operating Officer of United since September 2012. Prior to joining United, from 2010 to 2012, Mr. Harton was Executive Vice President and Special Assistant to the Chief Executive Officer of Toronto-Dominion Bank (“TD Bank”). From 2009 to 2010, Mr. Harton served as President and Chief Executive Officer of The South Financial Group (“TSFG”), and, from 2007 to 2009 was Chief Risk and Chief Credit Officer of the same company. During his time at TSFG, Mr. Harton raised capital to support TSFG during the financial crisis, negotiated the sale of the company to TD Bank, and post-sale, led the successful integration of TSFG into TD Bank. Prior to joining TSFG, from 2003-2007, Mr. Harton was Chief Credit Officer of Regions Financial Corporation and Union Planters Corporation. He also has previously held various executive positions at BB&T.
Mr. Harton is a graduate of Wake Forest University, where he earned a bachelor’s degree in business administration. He currently serves on the Board of Trustees of the Peace Center for the Performing Arts, the Greenville Museum Association Board, and the Risk Management Association (RMA). He has also served on a number of financial boards and committees throughout his career, including the Palmetto Business Forum, RMA National Credit Risk Council, CBA National Small Business Banking Committee, and the Equifax Small Business Financial Exchange.
As President and Chief Operating Officer, Mr. Harton is one of two officers serving on our Board. With more than 30 years of experience in the banking and finance industry, Mr. Harton has extensive experience with respect to lending, risk management, credit administration and virtually all other aspects of United’s business. Mr. Harton’s leadership, experience and good judgment make him well suited to serve on the Board of Directors.

W. C. Nelson, Jr.	Director since 1988
Age 71	Lead Director
Nominating/Corporate Governance Committee
Compensation Committee
Mr. Nelson has served on the Board of Directors of United since its formation in 1988, and has served as Lead Director since February 2015, Chairman from March 2012 through February 2015, and Vice Chairman from 1992 through March 2012. He has served on the board of directors of the Bank since 1974. Mr. Nelson is the co-owner and operator of Nelson Tractor Co. in Blairsville, Georgia, a dealer of farm and light industrial equipment established by the Nelson family in 1949. In this capacity, he has served on the Ford Tractor National Dealer Council, as well as the Kubota National Dealer Advisory Board representing southeast U.S. dealers.
Mr. Nelson attended Young Harris College and The Georgia Institute of Technology. He is a member-emeritus of the Union County Development Board, where he previously served as a member for more than 30 years and as chairman for 15 years. Mr. Nelson is currently on the Young Harris Board of Associates and the Blairsville Downtown Development Authority, and formerly served as a member of the Tennessee Valley Authority Regional Resource Stewardship Council for 12 years.
In addition to owning and operating a thriving local business, Mr. Nelson’s managerial and leadership expertise is recognized by professional and governmental entities nationwide. In addition to his keen leadership, Mr. Nelson brings to the Board of Directors a broad community perspective due to his lengthy involvement in, and leadership of, varied local and regional municipal organizations – a valued perspective because of United’s strong commitment to the communities it serves. The Board believes that Mr. Nelson’s dedication to community development, as well as his decades of business leadership and board experience makes him well suited to serve on United’s Board of Directors.
Thomas A. Richlovsky	Director since 2012
Age 63	Audit Committee Chairman
Risk Committee
Nominating/Corporate Governance Committee
Compensation Committee
Mr. Richlovsky joined the Board of Directors of United in 2012. He was Executive Vice President at PNC Financial Services Group Inc. from 2009 to 2011, following PNC’s acquisition of National City Corporation in December 2008. While at PNC, he assisted with the integration of National City’s financial functions as well as managed or co-managed several areas within the PNC finance group. Mr. Richlovsky was Chief Financial Officer, Treasurer and principal accounting officer of National City at the time of its acquisition by PNC. During his 30-year tenure with National City (1978-2008), he assumed progressively greater responsibilities and gained extensive financial, accounting, and treasury expertise. At the time of the sale of National City and subsequent integration into PNC, he was a key executive and assisted in the transition with regulators, investors, and other external constituents. Mr. Richlovsky began his career as an auditor in 1973 with Ernst & Ernst, a predecessor firm of Ernst & Young LLP, in Cleveland, Ohio. Mr. Richlovsky received his bachelor’s degree from Cleveland State University and is a CPA.
Mr. Richlovsky has extensive experience in the financial services industry, having served in senior executive positions in finance, accounting and treasury at major banking organizations. Mr. Richlovsky’s expertise and experience in these finance related areas of banking provide a valuable perspective to United’s Board of Directors, making him well suited to serve on the Board of Directors.
Tim R. Wallis	Director since 1999
Age 63	Nominating/Corporate Governance Committee
Compensation Committee
Mr. Wallis is owner and president of Wallis Printing in Rome, Georgia. Previously, he worked in production and sales at what was then Brazelton-Wallis Printing Company from 1974 until 1985, when he became owner and President. In addition to serving on the Board of Directors of United, Mr. Wallis also serves as chairman on the community bank board of United Community Bank — Rome. He has served on the board of directors of the Printing and Imaging Association of Georgia (PIAG) and was chairman of the association’s Government Relations Committee. In this capacity he worked directly with PIAG legislative liaisons at both the state and national levels. Mr. Wallis currently serves on the Georgia Chamber of Commerce board of directors. He also has served on the Darlington School board of trustees, Georgia Southern College Foundation board of trustees, Rome/Floyd YMCA board of trustees, and the United Way of Rome and Floyd County board of trustees. He is a graduate of Georgia Southern University.
Mr. Wallis has been a community leader and long-term owner of a small business. With United’s interest in small business and commercial banking, Mr. Wallis brings a valuable perspective and insight to the Board. His varied experience in a number of community boards, as well as his service on the United Community Bank — Rome community bank board, gives the Board a much needed focus on the needs of our mid-size banking communities and the business owners within those communities. For these reasons, and his experience with statewide commerce, the Board believes Mr. Wallis is well suited to serve on the Board of Directors.
There are no family relationships between any director, executive officer, or nominee for director of United.
Director Emeritus
In May 2013, following his retirement from active duty on the Board of Directors, Robert L. Head, Jr., 75, was elected by the Board to serve as a Director Emeritus. This is an elected role by the Board that provides leadership, counsel and guidance on various issues and policies that could affect United. Prior to retirement, Mr. Head had served as a member of the Board and Chairman from 1988 to 2012. Mr. Head’s years of business experience, depth of understanding of United’s markets and strong commitment to United’s success make him a valuable resource to the Board of Directors.
Board Independence
The Board has considered and determined that a majority of the members of the Board of Directors are “independent,” as defined under applicable federal securities laws and the Nasdaq listing requirements. During 2014, the independent directors were Directors Nelson, Blalock, Brokaw, Cox, Goldstein, Richlovsky and Wallis. The independent directors meet in executive sessions every quarter without management.
Board Leadership
The Board has elected Jimmy C. Tallent, United’s Chief Executive Officer, as Chairman, and W.C. Nelson, Jr. as Lead Director. Previously, the Board has operated with a governance structure of a separate Chairman and Chief Executive Officer, but the Board believes at this time that its current structure best serves the interests of shareholders. Meanwhile, the appointment of one of its independent directors as Lead Director ensures that United benefits from effective oversight by its independent directors. This combination provides deep experience in United’s organization, strategy and markets, from Mr. Tallent, along with independent, shareholder-focused leadership to United from a substantial shareholder, from Mr. Nelson.
Board Committees
The Board currently has, and appoints members to, four standing committees: the Audit Committee, the Risk Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. Each member of these committees is independent and each committee has a charter approved by the Board, which are available on United’s website, www.ucbi.com.

Identified below are the members of the committees as of March 15, 2015 (M — member; C — chairman):
Name	Audit	Risk	Nominating/ Corporate Governance	Compensation
W. C. Nelson, Jr.	—	—	M	M
Robert H. Blalock	M	M	M	M
Clifford V. Brokaw	—	—	M	M
L. Cathy Cox	M	M	C	C
Steven J. Goldstein	M	C	M	M
H. Lynn Harton	—	—	—	—
Thomas A. Richlovsky	C	M	M	M
Jimmy C. Tallent	—	—	—	—
Tim R. Wallis	—	—	M	M
Audit Committee
The Audit Committee assists the Board in its general oversight and serves as an independent and objective party to monitor United’s financial reporting process and internal control systems, to review and assess the performance of the independent registered public accountants and internal auditing department, and to facilitate open communication among the independent registered public accountants, senior and financial management, the internal auditing department, and the Board of Directors. Certain specific responsibilities of the Audit Committee include recommending the selection of independent registered public accountants, meeting with the independent registered public accountants to review the scope and results of the annual audit, reviewing with management and the internal auditor the systems of internal controls and internal audit reports, ensuring that United’s books, records, and external financial reports are in accordance with U.S. generally accepted accounting principles, and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected.
The Board of Directors has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee, including the ability to read and understand fundamental financial statements. The Board of Directors has determined that all of the members of the Audit Committee are “financially sophisticated,” as defined under the Nasdaq listing requirements, and that Directors Goldstein and Richlovsky qualify as “audit committee financial experts” in accordance with the applicable rules and requirements of the SEC.
The Audit Committee met eight times during 2014.
Risk Committee
The Risk Committee assists the Board in its general oversight of the company’s risk management processes and is responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the company. The Risk Committee’s primary functions include monitoring and reviewing United’s enterprise risk management processes, strategies, policies and practices to identify emerging risks, evaluate the adequacy of United’s risk management functions and make recommendations to the Board in order to effectively manage risks.
The Risk Committee met four times during 2014.
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee reviews United’s Corporate Governance Guidelines and policies and monitors compliance with those guidelines and policies. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board of Directors nominees for election and candidates for each committee appointed by the Board. The Nominating/Corporate Governance Committee met three times during 2014.

Compensation Committee
The Compensation Committee is responsible for establishing and administering the policies that govern the compensation arrangements for executive officers and other senior officers. The Compensation Committee is also responsible for oversight and administration of certain executive and employee compensation and benefit plans, including United’s Amended and Restated 2000 Key Employee Stock Option Plan (the “Equity Plan”), Deferred Compensation Plan (the “Deferred Compensation Plan”), Modified Retirement Plan (the “Modified Retirement Plan”) and Management Annual Incentive Plan (the “Management Incentive Plan”), as well as general compensation arrangements for all employees. It periodically reviews and makes recommendations to the Board with respect to director compensation. The Compensation Committee met five times during 2014.
Board Meetings
The Board of Directors held fourteen meetings during 2014. All of the directors attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2014. Directors are expected to be present at the Annual Meeting of United. Seven of the directors attended the 2014 Annual Meeting of United.
Risk Oversight
Risk oversight of United is the responsibility of the Board of Directors. In such capacity, the Board receives and discusses regular reports prepared by United’s senior management, including the Chief Risk Officer, on areas of material risk to the company. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) uses these reports to enable it to understand the risk identification, risk management and risk mitigation strategies being used by the company and to ensure that the strategies are implemented appropriately. To further support the risk management function, United also has an Risk Committee, comprised solely of independent directors.
United believes its risk management structure facilitates careful oversight of risk to United. The structure of the Board provides strong oversight by the independent directors, with the independent directors meeting frequently in executive sessions of the Board without management. These executive sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of management.
Vote Required
Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than eight nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.
Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present, even though the nominees may not receive a majority of the votes cast. However, as described in “Corporate Governance — Majority Vote Requirement,” under certain instances, nominees who are elected receiving less than a majority vote may be asked to resign. An abstention or a broker non-vote will be included in determining whether a quorum is present at the meeting, but will not have any other effect on the outcome of a vote.
Recommendation
The Board of Directors unanimously recommends a vote “FOR” each nominee for director.

CORPORATE GOVERNANCE
Director Nominations
General
The Board of Directors nominates individuals for election to the Board based on the recommendations of the Nominating/Corporate Governance Committee. A candidate for the Board of Directors must meet the eligibility requirements set forth in United’s Bylaws, Corporate Governance Guidelines and in any applicable Board or committee resolutions.
Nominating/Corporate Governance Committee Procedures
The Nominating/Corporate Governance Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics include, without limitation, the individual’s interest in United, his or her United shareholdings, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance.
Shareholder Nominations
The Board of Directors and Nominating/Corporate Governance Committee of the Board will consider all director nominees properly recommended by any United shareholders in accordance with the standards described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board of Directors in accordance with the procedures available on United’s website, www.ucbi.com. The following is a summary of these procedures:
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In order to be considered timely, a nomination for the election of a director must be received by United no less than 120 days before the anniversary of the date United’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting.

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A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:

1.
the name and business or residence address of the nomine;

2.
an Interagency Biographical and Financial Report available from the Federal Deposit Insurance Corporation completed and signed by the nominee;

3.
the number of shares of Common Stock of United which are beneficially owned by the person;

4.
the total number of shares that, to the knowledge of nominating shareholder, would be voted for such person; and

5.
the signed consent of the nominee to serve, if elected.

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The notice by a nominating shareholder shall also set forth:

1.
the name and residence address of such nominating shareholder; and

2.
the class and number of shares of Common Stock of United which are beneficially owned by such shareholder.

Notices shall be sent to the Secretary, United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514-0398. There were no director nominations proposed for this year’s Annual Meeting by any shareholder.

Majority Vote Requirement
United’s majority vote policy states that nominees for director who are elected but receive less than a majority of the votes cast for the election of directors may be asked to resign. The policy allows the Board to waive this majority vote requirement where a general campaign against the election of a class of directors of public companies resulted in a United nominee being elected with less than a majority vote without consideration of the particular facts and circumstances applicable to the individual United nominee. A waiver of the majority vote requirement will not be permitted if the votes cast resulted from a campaign directed specifically against the election of an individual United nominee, even in circumstances where a majority of the Board of Directors disagrees with those voting against that director’s election.
Code of Ethical Conduct
United has adopted a Code of Ethical Conduct designed to promote ethical conduct by all of United’s directors and principal financial and executive officers. The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers and with applicable Nasdaq listing requirements. United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003. United has not had any amendment to or waiver of the Code of Ethical Conduct. If there is an amendment or waiver, United will post any such amendment or waiver on the company’s website, www.ucbi.com.
Shareholder Communication
The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Secretary, United Community Banks, Inc. P.O. Box 398, Blairsville, Georgia 30514-0398. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate, in which case the communication will be disregarded.
Certain Relationships and Related Transactions
United has a written related person transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by United pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. The Board of Directors of United or the Audit Committee must approve all such transactions under the policy.
Prior to entering into such a related person transaction or an amendment thereof, the Board or Audit Committee must consider all of the available relevant facts and circumstances, including if applicable, benefits to United, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is a related person.
Neither the Board of Directors of United nor the Audit Committee has approved any related person transactions during the past three years in accordance with United’s written related person transaction policy.
The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of United and other related persons, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis
Overview
The Compensation Committee of the Board of Directors has the important responsibility of ensuring that United’s executive compensation policies and practices are based on three basic principles:
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pay competitively within our industry;

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pay for appropriate performance-based on pre-established goals; and

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consistency with sound risk management practices and a balance between short-term and long-term objectives that provide for value creation for the company and our shareholders.

As used in this “Compensation of Executive Officers and Directors” section, the following executives of United are referred to collectively as the “Named Executive Officers”: Jimmy Tallent — Chairman and Chief Executive Officer; Lynn Harton — President and Chief Operating Officer; Rex Schuette — Executive Vice President and Chief Financial Officer; David Shearrow — former Executive Vice President and Chief Risk Officer; and Bill Gilbert — President of Community Banking. Mr. Shearrow retired effective January 31, 2015. Mr. Tallent’s role as Chairman and Mr. Harton’s role as President are new positions that became effective February 10, 2015.
The Compensation Committee considered, among other things, the following significant matters when making its 2014 compensation decisions:
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United reported net income of  $67.6 million, or $1.11 per diluted share, for 2014. United achieved significant improvement in earnings throughout 2014. Earnings per share increased from $0.22 per diluted share in the fourth quarter of 2013 to $0.30 per diluted share in the fourth quarter of 2014. In addition, our return on assets improved from 0.86% in the fourth quarter of 2013 to 0.96% in the fourth quarter of 2014 and our return on common equity improved from 7.5% in the fourth quarter of 2013 to 9.6% in the fourth quarter of 2014.

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United made a number of successful investments in new businesses and markets in 2014. United acquired Business Carolina, Inc., a lending corporation that specializes in SBA and USDA lending, and added management, lenders, underwriters and operations to its specialized lending areas. Additional investments were made in health care, income property, asset-based lending and builder finance that collectively drove much of United’s $343 million in loan growth in 2014.

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Credit quality continued its improving trend leading to much lower levels of nonperforming assets and a lower provision for credit losses. Net charge-offs to average loans declined from 2.22% for 2013 to 0.31% for 2014, while non-performing assets to total assets declined from 0.42% as of year-end 2013 to 0.26% as of year-end 2014.

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United redeemed $75 million of our Series B Preferred Stock in December 2013 which was followed by the redemption of the remaining $105 million in early January 2014. United also redeemed $16.6 million in Series D Preferred Stock in March 2014 and no longer has any preferred stock outstanding.

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In 2014, United restored its practice of providing bank cash dividends to the holding company for liquidity, debt service and general corporate purposes. Additionally, United resumed paying a quarterly cash dividend to shareholders in the second quarter of 2014 in the amount of  $0.03 per share, which was increased to $0.05 per share in the fourth quarter of 2014.

In recognition of these accomplishments in 2014 and in light of United’s guiding principles for executive compensation policies and practices, the Compensation Committee set compensation for its Named Executive Officers designed to ensure that United can retain its strong management team and focus senior management on long-term growth and shareholder value creation. We believe that United’s target mix of compensation allows our compensation to vary appropriately based on corporate and individual performance in a manner that is aligned with shareholder interests and represents sound risk management principles.
Philosophy
United’s compensation programs are designed to attract and retain key employees and to motivate them to achieve desired short- and long-term objectives with the goal of increasing shareholder value over the long-term. Because United believes the performance of every employee is important to the company’s success, it is mindful of the effect of executive compensation and incentive programs on all of its employees and tries to establish programs that are fair in light of the compensation programs for all other employees.
The Compensation Committee believes that the compensation of the company’s Named Executive Officers should reflect their success as a management team and as individuals in attaining key operating objectives, considered in light of economic, industry and competitive conditions. Key operating objectives include growth of revenue, loans and deposits; growth of earnings and earnings per share; returns on equity and assets; growth or maintenance of market share, long-term competitive advantage, customer satisfaction and operating efficiencies; and, ultimately, long-term growth in the market price of United’s stock. The Compensation Committee also believes that compensation should not be excessive or based on the short-term performance of United’s stock, whether favorable or unfavorable, and should not encourage unnecessary or excessive risks.
To further tie the financial interests of United’s senior management to those of United’s shareholders, United has established stock ownership and retention guidelines for senior management that requires certain levels of common stock to be held within five years in their position. Under these guidelines, executive officers are expected to accumulate a number of shares of common stock having a value equaling four times base salary in the case of each of our chief executive officer and our president, and three times base salary in the case of the other executive officers. All of our executive officers have met or will meet these targets within the five-year-period. United also has a policy that generally prohibits its employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to the securities of the company.
United held an advisory “say on pay” vote in 2014 on the compensation of its Named Executive Officers. United’s shareholders approved such compensation with 96% of votes in favor of the say on pay resolution. As the Compensation Committee evaluated its compensation policies and overall objectives for 2014, it took into consideration this vote of United’s shareholders. In the future, the Compensation Committee will continue to take the results of the say on pay vote into account. While this vote is not binding on United, the Board of Directors and Compensation Committee value the opinions of shareholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Administration
Generally, the Compensation Committee reviews the performance and approves all compensation of United’s Named Executive Officers and, based upon this evaluation, establishes their compensation. For all Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer makes recommendations to the Compensation Committee. Mr. Tallent attends the Compensation Committee meetings, participates in discussions and provides information that the Compensation Committee considers, but he is not in attendance nor does he participate in deliberations or voting with respect to his own compensation.
In setting and approving compensation of the Named Executive Officers, the Compensation Committee considers objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the company, and other matters relevant to the short-term and the long-term success of the company and the enhancement of shareholder value in the broadest sense.

In performing its responsibilities for executive compensation, the Compensation Committee has sole authority to, and does to the extent it deems necessary or desirable, retain and consult with outside professional advisors. Generally, the Compensation Committee will retain outside advisors to complete a thorough review of executive compensation and expects to engage such an advisor in 2015. During 2013, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant to perform a study of the compensation of executive management of companies of comparable size within the financial services industry. The group used to compare executive compensation was the following peer group of 18 bank holding companies with asset sizes ranging from $3.6 to $13.4 billion and an average asset size of  $7.4 billion (the “Peer Group”).
BancorpSouth, Inc	Tupelo, MS	Northwest Bancshares, Inc.	Warren, PA
BankUnited, Inc.	Miami Lakes, FL	Pinnacle Financial Partners, Inc.	Nashville, TN
Beneficial Mutual Bancorp, Inc.	Philadelphia, PA	Renasant Corporation	Tupelo, MS
Community Trust Bancorp, Inc.	Pikeville, KY	S&T Bancorp, Inc.	Indiana, PA
F.N.B. Corporation	Hermitage, PA	TowneBank	Portsmouth, VA
First Commonwealth Financial Corporation	Indiana, PA	Trustmark Corporation	Jackson, MS
First Financial Holdings, Inc.	Columbia, SC	Union First Market Bankshares Corporation	Richmond, VA
IBERIABANK Corporation	Lafayette, LA	United Bankshares, Inc.	Charleston, WV
National Penn Bancshares, Inc.	Boyertown, PA	WesBanco, Inc.	Wheeling, WV
The Compensation Committee also compared United’s executive compensation to published executive compensation surveys compiled with the assistance of Pearl Meyer. Based on its analysis of this information and advice received from Pearl Meyer, the Compensation Committee implemented a long-term equity incentive award plan and made a number of changes to the overall level and compensation mix of its Named Executive Officers that was discussed in United’s 2014 Proxy Statement and below.
No Compensation Committee member has been an officer or employee of United, and the Board has considered and determined that all of the members are independent as defined under the Nasdaq listing requirements. Several members of the Compensation Committee have a significant percentage of their net worth invested in shares of United and all members have interests aligned with the interests of other shareholders. The Compensation Committee Charter is available in the corporate governance section of United’s website, www.ucbi.com.
Elements of Compensation
Compensation for each Named Executive Officer is allocated among annual base salary, annual non-equity incentive awards and long-term equity incentive awards. The amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; difficulty of achieving desired results in the coming year; value of their unique skills and capabilities to support United’s long-term performance; performance of their general management responsibilities; and, contribution as a member of the executive management team.
Based on the foregoing, the Compensation Committee has established targeted overall compensation for each senior executive officer and the allocation of such compensation among annual base salary, annual non-equity incentive awards and long-term equity incentive awards. The following table outlines our long-term targeted compensation mix as a percentage of total compensation:
	Annual Base Salary	Performance-Based Compensation Elements
		Annual Non-Equity Incentive	Long-Term Equity Incentive
Chief Executive Officer and President	40%	20%	40%
Other Named Executive Officers	45%	25%	30%
Annual Base Salary. United strives to provide its Named Executive Officers with a level of assured cash compensation in the form of annual cash base salary that is competitive with companies in the financial services industry and companies that are comparable in size and performance.

The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. The Compensation Committee also considers each officer’s tenure and experience in his or her respective position and internal comparability considerations.
During 2014, United kept all of its Named Executive Officers’ annual base salary at 2013 levels. Mr. Tallent’s annual base salary remained at $600,000 and Mr. Harton’s annual base salary remained at $475,000, which aligned them with the median annual base salaries paid to chief executive officers and presidents of the Peer Group. Messrs. Schuette and Shearrow’s annual base salaries remained at $375,000 to align them with the median range of annual base salaries paid to chief financial officers and chief risk officers of the Peer Group. United also kept Mr. Gilbert’s annual base salary at $275,000 to make it consistent with the median annual base salary paid to Peer Group heads of community banking.
Non-Equity Incentive Awards.   The Compensation Committee believes that its senior management’s incentive compensation should be linked directly to the achievement of specified financial and non-financial objectives. As a result, the Compensation Committee adopted, and the shareholders approved, the Management Incentive Plan in 2007. This “pay for performance” plan governs the level of non-equity incentive compensation that may be awarded by the Compensation Committee to the Named Executive Officers.
Under the Management Incentive Plan, the Compensation Committee strives to link salary and non-equity incentives to objective standards of performance and may consider the non-financial factors discussed earlier and various financial performance measures, including operating and reported earnings per share; returns on equity, tangible equity and assets; revenue, loan and deposit growth; operating efficiency; loan and credit quality; and customer satisfaction scores. In addition, the plan was designed to qualify for compliance with the limitations on executive compensation deductions under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee has discretion to modify awards so long as such modified awards are within the plan parameters.
The Compensation Committee typically establishes annual corporate performance thresholds and targets under the Management Incentive Plan based on our strategic objectives. At the end of each year, the actual performance for each of the financial metrics is then measured separately against its target. Corporate performance that meets the threshold level provides for a 50% payout. Above threshold performance will result in progressively increasing payment levels ranging from 50% to 100% of the target award. In order to qualify for an award based on such corporate performance, individual performance must also meet established expectations. Individual performance expectations for the Chief Executive Officer are determined with consideration of matters such as leadership of the senior management team, community involvement and presence, market expansion and enhancement, strategic planning and implementation, corporate governance, risk management, and ability to focus United on the long-term interests of our shareholders. For the other Named Executive Officers, individual performance expectations are determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and production goals and the Compensation Committee considers the Chief Executive Officer’s assessment of their performance.
Generally, the target level of payout for non-equity incentive compensation is set as a percent of base salary and ranges from 25% to 70% of the executive’s salary. For 2014, a performance target of return on assets of 85 basis points was established with a threshold award level of 65 basis points. United reported return on assets of 91 basis points for 2014, which was above the target level of performance and resulted in payouts of 100%. All of the Named Executive Officers were eligible to receive the award because, as described below, each officer also met goals that were set at the beginning of the year:
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Mr. Tallent met the individual performance component due to his strong leadership of United as evidenced by our results, including increased profitability, improved credit quality and strong peer group performance. In addition, the Compensation Committee recognized his efforts in strengthening and expanding our brand within our markets, providing leadership for strategic initiatives such as the capital planning actions that allowed us to repay all of our preferred shares and acquiring key talent in order to position United for future success.

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Mr. Harton met the individual performance component due to his strong job performance, as well as his contributions to United’s overall success. This includes, most notably, his guidance regarding operational aspects of our business and leadership in executing strategic initiatives, such as our acquisition of Business Carolina, Inc., a specialty lending corporation headquartered in Columbia, South Carolina that specializes in SBA and USDA lending, and expansion into a number of specialized lending areas that collectively drove a significant portion of the $343 million of loan growth for 2014.

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Mr. Schuette met the individual performance component due to his strong job performance, as well as his contributions to United’s overall success. This includes, most notably, his guidance regarding key financial aspects of our business including the capital planning actions that allowed United to repay all of our preferred shares, significant contributions in support of effective governance practices, leadership in executing strategic initiatives such as our acquisition of Business Carolina, Inc. and strong contribution to United’s investor relations efforts.

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Mr. Shearrow met the individual performance component due to his strong job performance, as well as his contributions to United’s overall success. This includes, most notably, his guidance regarding credit-related underwriting and operational aspects of our business and leadership in executing strategic initiatives, such as centralized consumer credit underwriting and the reduction of our classified asset ratio below 25% and substantially lowering the risk associated with non-performing and other problem assets.

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Mr. Gilbert met the individual performance component due to his strong job performance, as well as his contributions to United’s overall success. This includes, most notably, his implementation of improved business reporting, and leadership in executing strategic initiatives, such as the expansion of United’s retail lending products and the implementation of various deposit gathering programs.

Based on the forgoing, the following non-equity incentive compensation awards were made under the Management Incentive Plan for 2014 : Mr. Tallent — $400,000; Mr. Harton — $300,000; Messrs. Schuette and Shearrow — $150,000; and, Mr. Gilbert — $75,000.
Equity Incentive Awards.   An important element of compensation in the banking industry is the provision of long-term incentives in the form of equity awards such as stock options, restricted stock, and restricted stock units. The Board and Compensation Committee also regard equity incentive awards as a key retention tool. These considerations are paramount in the Compensation Committee’s determination of the type of an award to grant and the number of underlying awards to be granted. Because of the direct relationship between the value of an option, restricted stock or restricted stock units and the market price of United’s Common Stock, the Compensation Committee believes that granting these equity incentive awards are the best method of motivating executive and other senior management to manage the company in a manner that is consistent with the long-term interests of United’s shareholders.
Although the Management Incentive Plan permits the issuance of options and restricted stock units, all of United’s equity incentive awards have been granted under the Equity Plan, which is a broad-based, shareholder approved plan covering Named Executive Officers, other members of senior management and other key personnel. The Equity Plan permits United to grant stock options, restricted stock and restricted stock units and provides additional flexibility, if circumstances of United’s business and opportunities warrant, to grant other forms of equity-based compensation.
The Equity Plan does not permit the grant price for stock options to be reduced after the initial grant date. Participants may not exercise stock options, or receive restricted stock or restricted stock units until they vest. Because the exercise price of stock options is the fair market value of the underlying stock on the date of grant, participants do not realize any benefit from such stock options unless United’s stock price appreciates prior to their maturity.
In August 2013, with the assistance of our outside compensation consultants, the Compensation Committee developed a long-term equity incentive award plan for the Named Executive Officers that is tied to annual performance targets and provides for incentive equity awards of 465,000 restricted stock units if target levels are achieved that will vest over a five-year period. A five-year period plan was selected, versus a shorter three-year period, for retention purposes and to better match with the time periods necessary to achieve United’s long-term strategic goal of building sustainable shareholder value. Because of its long term structure, the cost of the equity incentive award plan is being spread over the five years and these restricted stock units will serve as the primary long-term equity incentive awards for the Named Executive Officers for several years. The Compensation Committee does not expect to issue additional long-term equity incentive awards to the Named Executive Officers until 2016 or later.
Under this five-year award plan, 70% of the restricted stock units awarded are performance-based and will vest annually through 2018 upon satisfaction of the performance criteria for the related performance period. If target levels of performance are met annually, 100% of the award will vest for that period and, if threshold level is met, 50% of the award for that period will vest for that period. Performance levels between threshold and target will vest ratable while performance below the threshold level will result in the forfeiture of that year’s award. In August 2013, due to these TARP-related restrictions and the importance of completing the accelerated classified asset sales and deferred tax valuation allowance recovery in the second quarter, an earnings per share performance target and threshold levels was established for the fourth quarter of 2013. The final equity incentive award available for 2013 was 12% of the total awards. The balance, 88% of the total award, was divided equally into four annual equity awards of 22% that were eligible to vest in January 2015, 2016, 2017 and 2018 to the extent that United’s return on average assets reaches specified threshold and target levels during the prior performance year. The maximum payout is equal to the target level, and if threshold performance level is not met then the equity award for that year is forfeited. The remaining 30% of the restricted stock units award for each period are time-based and will vest annually through 2018.
The Compensation Committee set the annual performance target level for 2014 at an 85 basis points return on average assets, which reflected the 75th percentile level of performance for our selected Peer Group. This performance target challenged senior management but, if achieved, the Compensation Committee believed it would drive improved earnings and a higher stock price that would be beneficial to the executives and our shareholders. For 2014, United reported a 91 basis points return on assets, which was well above the target performance level. As a result, the 2014 incentive award for each Named Executive Officer vested in January 2015. The annual performance target levels for 2015 through 2017 have been set at a return on assets of 100 basis points and a threshold level of 80 basis points.
The grant levels for the long-term equity incentive awards were established by considering competitive market data with an objective of providing grants that, if vested, when combined with other elements of compensation, would provide total compensation to our Named Executive Officers between the 50th and 75th percentile for the Peer Group. Because all of the restricted stock unit awards are forfeited if a Named Executive Officer terminates his employment voluntarily or is terminated with cause, the awards also give the Named Executive Officers an incentive to remain with United for a significant time period so they will have the opportunity to vest in the award. Additionally, the performance-based awards have multi-year financial targets to further align the performance of management with the interests of shareholders by tying their performance to goals that are designed to drive shareholder value.
No options to acquire shares of Common Stock were awarded to the Named Executive Officers during 2014.
Retirement Benefits
The Compensation Committee believes that retirement and deferred compensation benefits provide financial security to senior management and their families for their service to the company. As a result, United has adopted the following two plans:
Modified Retirement Plan.   United maintains the Modified Retirement Plan for certain Named Executive Officers and other key personnel. See the disclosure provided in “Executive Compensation — Pension Benefits” for a description of the material terms of the Modified Retirement Plan and disclosure of 2014 benefits provided to the Named Executive Officers under the Modified Retirement Plan.
The annual benefits are calculated based on an officer’s seniority and position and generally range from 20% to 40% of base salaries. No changes were made to the retirement benefits of any of the Named Executive Officers in 2014.

Deferred Compensation Plan.   In addition, United maintains a nonqualified Deferred Compensation Plan for senior management, members of the Board of Directors, members of United’s local community bank boards and certain other key personnel. See the disclosure provided in “Executive Compensation — Nonqualified Deferred Compensation” for a description of the material terms of the Deferred Compensation Plan and disclosure of 2014 benefits provided to the Named Executive Officers under the Deferred Compensation Plan.
Severance Benefits
United’s senior management has substantially contributed to the success of United, and the Board believes that it is important to protect them in the event of a termination without cause or in certain circumstances following a change in control. Further, it is Board’s belief that the interests of shareholders will be best served if the interests of senior management are aligned with the interests of United, and providing change in control benefits should reduce any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.
Restricted stock unit awards granted to the Named Executive Officers all have “double triggers” and accelerate in the event of an officer’s termination without cause or, following a Change in Control (as defined in the award agreements), if the executive terminates for Good Reason (as defined in the award agreements) or is terminated. The Compensation Committee believes such terms are standard for financial institution executives in the markets in which United operates. Generally, all or a portion of the stock options, restricted stock and restricted stock unit awards vest for United’s Named Executive Officers in the event of the officer’s death, disability, retirement or termination without cause or a termination by the officer for Good Reason. Otherwise, all options and restricted stock awards cease vesting upon termination of employment.
In addition, United entered into an employment agreement with Mr. Harton when he joined United in 2012 that provides for a three-year term that will expire on September 13, 2015. The employment agreement generally provides that, if Mr. Harton is terminated at any time by United without Cause (as defined in the employment agreement), or Mr. Harton terminates his employment with United for Good Reason (as defined in the employment agreement), Mr. Harton will receive an amount equal to two times his annual base salary. The Compensation Committee has established these amounts to be paid to Mr. Harton to be consistent with what the Compensation Committee believes is standard for financial institution executives in the markets in which United operates. The terms of Mr. Harton’s employment agreement are described in more detail in “Executive Compensation — Agreements with Executive Officers and Post-Employment Compensation.”
Each of United’s Named Executive Officers has also entered into a change in control severance agreement with the company, the terms of which are described in “Executive Compensation — Agreements with Executive Officers and Post-Employment Compensation.” The Compensation Committee has established the payment and benefit levels to be paid to the Named Executive Officers in the event of their termination following a change in control (i.e., a “double trigger”) under these agreements consistent with what the Compensation Committee believes is standard for financial institution executives in the markets in which United operates. The Compensation Committee believes that these potential benefits would be minor relative to the substantial transaction value for United’s shareholders.
None of the severance agreements described above provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an “excess severance payment” under Section 280G of the Internal Revenue Code.
In March 2015, all of the severance agreements, other than the severance agreement with Mr. Shearrow who retired as of January 31, 2015, were amended to add a “best after-tax” provision. As a result, the executive will receive the full payment provided under the agreement and has the responsibility for any excise tax, or such payment is reduced or modified so that it will not be considered an “excess severance payment” under Section 280G of the Internal Revenue Code, whichever will put the executive in the best after-tax position with the most compensation and income. These amendments were put into place in order to more closely match the actual payments made to the executives to the payment amounts contemplated in the severance agreements. We believe these amendments align management to the best interests of shareholders in the event of a change in control transaction. We do not believe any potential additional cost as a result of these amendments would be meaningful in connection with a change in control transaction. No amendments have been made to any other agreements with the Named Executive Officers, including the employment agreement with Mr. Harton.
Perquisites and Other Benefits
The perquisites provided to United’s Named Executive Officers in 2014 were the use of a company-owned car or a car allowance and the payment of the dues for club memberships that are not used exclusively for business purposes. These personal benefits are generally provided to similarly-situated financial institution executives in the company’s market areas, and the Compensation Committee believes it is appropriate to award United’s Named Executive Officers with similar benefits.
United’s Named Executive Officers also participate in company-wide contributions to the 401(k) Plan (as defined herein) and receive other benefits on the same terms as other employees, which plans include medical, dental and life insurance. United provides matching contributions under the 401(k) Plan of up to 5% of the bonus contributions to the Deferred Compensation Plan. United matched employee contributions equal to 50% of employee contributions up to 5% of qualifying compensation.
Compensation Risk Analysis
The SEC requires that the Compensation Committee annually review United’s compensation arrangements with the members of management responsible for risk management for all employees to determine if any such arrangements create risks that are reasonably likely to have a material adverse effect on United. The Compensation Committee also considers whether they encourage excessive or unnecessary risk-taking by our Named Executive Officers. As part of its review, the Compensation Committee considers the various risks to which United is subject, including market, liquidity, interest rate, operational, financial, credit, reputational, compliance and strategic risks, and how United’s incentive compensation programs may contribute to risk. The Compensation Committee also considers United’s controls and actions taken to mitigate and monitor those risks.
Following the completion of a detailed analysis, the Compensation Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders based on the following observations:
•
We structure our pay to consist of both fixed (annual base salary) and variable compensation (annual non-equity and equity incentive awards and long-term equity incentive awards). We believe that the variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on our performance, while the fixed element serves to provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks in achievement of goals.

•
Our compensation program balances short-term and long-term performance, and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.

•
All incentive programs covering our Named Executive Officers, including the Management Incentive Plan and Equity Plan, are reviewed and approved by the Compensation Committee annually and typically include a threshold and target payment. The maximum payment is set at the target level of performance for the long-term equity incentive awards to ensure that payments do not exceed a certain level, keeping our compensation mix within acceptable ranges and limiting excessive payments under any one element.

•
United has internal controls over the measurement and calculation of these performance metrics, which are designed to prevent manipulation of results by any employee, including the executives. Additionally, the Board monitors the performance metrics each quarter.

•
The Compensation Committee has the discretion to modify any Management Incentive Plan payment, subject to the plan parameters, allowing it to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly.

•
The incentive programs covering our Named Executive Officers, including the Management Incentive Plan and Equity Plan, may be adjusted by the Compensation Committee if it determines that such programs incentivize unnecessary risk in a manner that is likely to have a material adverse effect on United or that is beyond what United can identify and manage.

•
There are appropriate internal controls and oversight of the approval and processing of payments.

•
United’s existing governance and organizational structure incorporates a substantial risk management component with oversight by the Board’s Risk Committee as well as various committees of management.

•
Equity compensation consists of performance-based restricted stock units and time-based restricted stock units and stock options. These grants encourage executives to take a long-term perspective on overall corporate performance, which ultimately influences share price appreciation. Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.

•
In addition, other incentive compensation programs for lenders are generally based on loan production volumes, which have limited risks because all loans must be approved by credit underwriting personnel and, depending on the size of the loan or credit relationship, by executive management prior to being made and management has the ability to downwardly adjust bonus payments, including claw-back adjustments, based on the performance of the loan.

Executive Compensation
Summary Compensation Table
The following table sets forth the compensation paid during the past three years to the Named Executive Officers.
SUMMARY COMPENSATION TABLE
Name & Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Jimmy C. Tallent Chairman and Chief Executive Officer	2014	$600,000	—	—	$—	$400,000	$462,635	$94,860	$1,557,495
	2013	550,000	—	2,574,000(6)(7)	—	300,000	51,145	72,304	3,547,449
	2012	500,000	—	—	—	—	217,063	68,838	785,901
H. Lynn Harton President and Chief Operating Officer	2014	475,000	—	—	—	300,000	127,716	51,468	954,184
	2013	475,000(8)	—	3,183,990(6)(10)	—	200,000	54,113	35,675	3,948,778
	2012	142,200(8)	50,000(9)	1,297,500(10)	—	—	16,686	12,350	1,518,736
Rex S. Schuette Executive Vice President and Chief Financial Officer	2014	375,000	—	—	—	150,000	258,791	26,305	810,096
	2013	442,800(11)	—	1,048,755(6)	—	100,000	131,274	30,408	1,753,237
	2012	483,500(11)	—	—	—	—	236,723	25,976	746,199

David P. Shearrow(12) Executive Vice President and Chief Risk Officer	2014	375,000	—	—	—	150,000	209,591	18,361	752,952
	2013	442,800(11)	—	1,048,755(6)	—	100,000	36,061	17,089	1,644,705
	2012	483,500(11)	—	—	—	—	76,486	17,882	577,868

Bill M. Gilbert President of Community Banking	2014	275,000	—	—	—	75,000	183,180	21,875	555,055
	2013	256,600	—	603,600(6)	—	50,000	36,378	26,506	973,084
	2012	200,000	—	—	—	—	88,383	26,350	314,733

(1)
Amount shown for salary was either paid in cash, stock or deferred, as elected by the executive under the Deferred Compensation Plan. See the “Nonqualified Deferred Compensation — Activity For 2014” table for the executive’s contributions and earnings.

(2)
The amounts shown reflect the aggregate grant date fair value of the restricted stock units. The assumptions made when calculating the grant date fair value of stock options are found in Note 23 to the Consolidated Financial Statements of United contained in its Annual Report on Form 10-K for the year ended December 31, 2014. No options to acquire shares of common stock were awarded in the past three years.

(3)
Non-equity incentive plan compensation includes amounts earned under the Management Incentive Plan as a result of achieving the goals specified for the designated year and other cash retention payments. Because of restrictions resulting from United’s participation in TARP, no non-equity incentive compensation awards were granted by the Compensation Committee during 2012.

(4)
Includes the annual change in the present value of the executive’s accumulated benefits under the Modified Retirement Plan. The change in present value reflects revisions to the key actuarial assumptions, principally, lowering the discount rate to 4.0% compared with 4.5% in 2013 and 4.0% in 2012, and the use of updated mortality assumptions in 2014. See the “Pension Benefits” and “Nonqualified Deferred Compensation — Activity For 2014” tables for additional information. The Deferred Compensation Plan does not credit above-market or preferential earnings, so no amounts are included in this column with respect to the Deferred Compensation Plan.

(5)
Amounts shown include: (i) matching and profit sharing contributions to the 401(k) Plan on behalf of the executive; (ii) matching contributions to the 401(k) Plan on behalf of the executive to the Deferred Compensation Plan (see the “Nonqualified Deferred Compensation — Activity For 2014” table for additional information); (iii) the value of personal travel or allowance for a company-owned car; (iv) club membership dues that are not used exclusively for business purposes; (v) life insurance premiums paid on behalf of the executive; and (vi) directors fees paid to the executive for serving on subsidiary and community bank boards. Certain executives received director fees in 2014, 2013 and 2012, respectively, of  $37,400, $37,400, and $37,400 for Mr. Tallent and $0, $5,100 and $5,100 for Mr. Gilbert.

(6)
Represents an aggregate of 465,000 long-term equity performance and incentive restricted stock units awarded to our Named Executive Officers in August 2013 that will serve as the primary long-term performance-based equity and incentive awards for several years. Of the long-term incentive restricted stock units awarded, 70% are performance-based and vest annually during the five-year performance period if the performance criteria are met. The remaining 30% of the equity incentive restricted stock units are time-based and vest annually over five years. In September 2014, our Named Executive Officers vested in 12% of the performance-based awards due to United’s fourth quarter 2013 earnings per share exceeding the targeted earnings per share level as well as 12% of the time-based awards. In January 2015, our Named Executive Officers vested in 22% of the performance-based awards due to United’s return on assets exceeding the specified performance level for 2014. For years 2015 through 2017, up to one-third (22% of the original award) of the remaining unvested performance-based awards are eligible to vest annually in each of January 2016, 2017 and 2018 to the extent that United’s return on assets reaches specified threshold and target levels during the performance year. If the threshold level is achieved, 50% of the applicable award is eligible to vest. Between the threshold level and the maximum targeted level of 100%, the awards will vest pro rata based on the level of performance. If performance is under the threshold level then the award will be forfeited for that year. See “Compensation Discussion & Analysis” for additional information.
(7)
Includes a one-time equity incentive award of 25,000 restricted stock units valued at $310,500 to Mr. Tallent’s deferred compensation plan in the second quarter of 2013. See “Compensation Discussion & Analysis” for additional information.

(8)
Includes $24,150 and $12,057, respectively, of salary paid in the form of 2,086 and 1,397 shares, respectively, of Salary Stock in 2013 and 2012. The number of shares issued each semi-monthly pay period to Mr. Harton had a value on the date of issuance of $1,610 and $1,687, respectively, in 2013 and 2012, which was net of  $1,515 and $1,438, respectively, of withholding taxes, resulting in individual grants ranging from 108 to 162 shares in 2013 and 183 to 206 shares in 2012 at a per share grant date value of  $9.91 to $14.92 in 2013 and $8.25 to $9.26 in 2012. The Salary Stock was fully vested upon issuance.

(9)
Mr. Harton was paid a $50,000 signing bonus when he joined United.

(10)
Represents 150,000 restricted stock units awarded to Mr. Harton when he joined United. Seventy-five thousand restricted stock units are time-based awards that will vest annually on the second and third anniversaries of the grant date and 37,500 performance based restricted stock units that vested in September 2014 since United exceeded the targeted performance level for 2013 and the remaining 37,500 performance based restricted stock units will vest in September 2015 as a result of United’s return on average assets exceeding the specified target level for 2014. The amount disclosed was adjusted in 2013 since the original award was made in 2012, because the performance targets applied to the award were modified in 2013 to be the same as the performance targets applied to the long-term equity plan that was awarded to all of our Named Executive Officers in August 2013. The original performance target levels were established before the 2013 performance goals were set for United and the Compensation Committee and the Board believed that the goals of the Chief Operating Officer and the other Named Executive Officers should be the same, which would provide for consistency and continuity in executing the long-term goals for United. The long-term equity incentive awards are described in footnote 6. The adjustment to the performance targets has been accounted for as a grant modification and therefore the full value of this modification equaling $1,131,750 is added to the value of the 2013 long-term equity incentive award of  $2,052,240 for a total disclosed stock award value of  $3,183,990 for 2013. The amount shown for Mr. Harton’s 2013 performance-based restricted stock unit awards includes this $1,131,750 for the 75,000 restricted stock units that were modified with a fair market value of  $15.09 per share, the closing price of United’s common stock on the date of the grant modification. This presentation does not give consideration to the treatment of the original award as being cancelled. The original award was valued at $648,750, or $8.65 per share, on the date of grant is included in the total amount for 2012. The amount of additional expense that will be recognized as a result of the grant modification is $483,000, the difference between United’s share price on the date of the modification ($15.09) and the share price on the date of the original award ($8.65) multiplied by the 75,000 restricted stock units that were modified.

(11)
Includes $42,000 and $79,800, respectively, of salary paid in the form of 3,629 and 9,546 shares, respectively, of Salary Stock in 2013, and 2012. The number of shares issued each semi-monthly pay period to Mr. Schuette and Mr. Shearrow had a value on the date of issuance of  $2,800 in 2013 and $3,325 in 2012, which was net of  $2,763 in 2013 and $2,238 in 2012 of withholding taxes, resulting in individual grants ranging from 188 to 283 in 2013 and 341 to 513 shares in 2012 at a per share grant date value of  $9.91 to $14.92 in 2013 and $6.49 to $9.75 in 2012. The Salary Stock was fully vested upon issuance.

(12)
Mr. Shearrow retired effective January 1, 2015.

Grants of Restricted Stock Units, Stock Options, and Stock Awards
When granting equity awards, the Compensation Committee sets the option exercise price or equity award price at the market closing price on the date of grant. Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term.

Stock Option Exercises and Restricted Stock Vesting
The following table sets forth the value realized upon the exercise of stock options and the vesting and settlement of restricted stock units for the Named Executive Officers during 2014.
STOCK OPTION EXERCISES AND VESTING OF RESTRICTED STOCK UNITS
	Stock Option Awards		Restricted Stock Unit Awards
Name	Number Exercised	Value Realized(1)	Number Vesting	Value Realized(2)
Mr. Tallent	—	—	27,756	$493,286
Mr. Harton	—	—	91,320	1,672,069
Mr. Schuette	—	—	20,120	350,374
Mr. Shearrow	—	—	20,120	350,374
Mr. Gilbert	—	—	11,550	201,153

(1)
Represents the difference between the closing price of United’s Common Stock on the date of exercise and the per share option exercise price, multiplied by the number of options exercised.

(2)
Represents the value realized by multiplying the number of restricted stock unit awards vesting by the closing price of United’s Common Stock on the date of vesting.

Outstanding Equity Awards as of December 31, 2014
The following table sets forth, for each Named Executive Officer, the number of stock options exercisable and unexercisable and the number and value of unvested restricted stock unit awards as of December 31, 2014.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Option Awards				Restricted Stock Unit Awards
Name	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date(1)	Number Not Vested(2)	Market Value Not Vested(2)
Mr. Tallent	4,240	—	111.20	5/16/15
	6,442	—	138.80	4/26/16
	7,273	—	147.60	4/25/17
	9,352	—	66.15	4/30/18
	27,307	—			132,000	$2,500,080
Mr. Harton	—	—			194,680(3)	3,687,239
Mr. Schuette	2,494	—	111.20	5/16/15
	3,637	—	138.80	4/26/16
	3,845	—	147.60	4/25/17
	4,156	—	66.40	5/5/18
	14,132	—			61,160	1,158,370
Mr. Shearrow	4,156	—	151.15	4/16/17
	4,156	—	66.40	5/5/18
	8,312	—			61,160	1,158,370

	Stock Option Awards				Restricted Stock Unit Awards
Name	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date(1)	Number Not Vested(2)	Market Value Not Vested(2)
Mr. Gilbert	935	—	111.20	5/16/15
	1,143	—	138.80	4/26/16
	1,247	—	147.60	4/25/17
	1,559	—	66.40	5/5/18
	1,411	—	31.50	6/22/19
	6,295	—			35,200	666,688

(1)
The expiration date of each stock option is ten years after the date of grant.

(2)
An aggregate of 465,000 long-term equity performance and incentive restricted stock unit awards were granted to our Named Executive Officers in August 2013. Of the long-term incentive restricted stock units awarded, 70% are performance-based and will vest annually during a five-year performance period. In September 2014, our Named Executive Officers vested in 12% of the performance-based awards due to United’s fourth quarter 2013 earnings per share exceeding the targeted earnings per share level as well as 12% of the time-based awards. In January 2015, our Named Executive Officers vested in 22% of the performance-based awards due to United’s return on assets exceeding the specified performance level for 2014. For years 2015 through 2017, one-third (22% of the original award) of the remaining unvested performance-based awards are eligible to vest annually in January 2016, 2017 and 2018 to the extent that United’s return on assets reaches specified threshold and target levels during the performance year. If the threshold level is achieved, 50% of the applicable performance-based restricted stock unit awards are eligible to vest. Between the threshold level and the maximum target level of 100%, these performance-based restricted stock unit awards are eligible to vest pro rata based on the level of performance. If performance is below the threshold level then the award is forfeited. The remaining 30% of the August 2013 long-term equity incentive restricted stock unit awards are time-based and will vest annually beginning in September 2014 and thereafter in August of 2015 through 2018.

(3)
Included in this total are 75,000 restricted stock units granted to Mr. Harton when he joined United in 2012. One-half of these restricted stock units will vest in September 2015, the third anniversary of the grant date, and one-half will also vest in September 2015 due to United’s return on assets exceeding the specified performance level for 2014. The balance of the unvested restricted stock units relate to the August 2013 awards. See footnote 2.

(4)
The market value is based on the closing price of United’s Common Stock at December 31, 2014 of  $18.94, multiplied by the number of unvested restricted stock units.

Equity Compensation Plan Information at December 31, 2014
The following table provides information about stock options outstanding as of December 31, 2013 and stock options, restricted stock and other equity awards available to be granted in future years.
EQUITY COMPENSATION PLAN INFORMATION
	Total Outstanding Options / Restricted Stock Awards	Weighted-Average Exercise Price of Outstanding Options / Restricted Stock Awards	Number Available for Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by shareholders	1,142,756	$25.63	460,156
Equity compensation plans not approved by shareholders	—	—	—
Total	1,142,756	25.63	460,156

(1)
Represents the number of stock options, restricted stock and other equity awards available to be granted in future years under the existing Equity Plan.

Pension Benefits
The following table presents selective retirement benefit information for 2014 for each Named Executive Officer that was a participant in the Modified Retirement Plan.
PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During 2014
Mr. Tallent	Modified Retirement Plan	31	$1,932,795	—
Mr. Harton	Modified Retirement Plan	2	198,515	—
Mr. Schuette	Modified Retirement Plan	14	1,686,699	—
Mr. Shearrow	Modified Retirement Plan	8	498,204	—
Mr. Gilbert	Modified Retirement Plan	15	680,725	—
The Modified Retirement Plan provides specified benefits to certain key officers who contribute materially to the continued growth, development and future business success of United and its subsidiaries. Generally, when a participant retires, United will pay to the participant, or participant’s spouse upon death, a fixed annual amount in equal installments either for the lifetime of the participant (or participant’s spouse) or a fixed payment for 15 years. The annual benefits are calculated based on an officer’s seniority and position, and generally range from 20% to 40% of base salary. The normal retirement age defined in the plan is age 65 and the completion of five years of service.
The Modified Retirement Plan contains provisions that provide for accelerated vesting upon a change in control of United. The Modified Retirement Plan also provides that these benefits will be forfeited if a participant is terminated for cause or, if during a certain period after his or her termination of employment, competes with United, solicits customers or employees, discloses confidential information, or knowingly or intentionally damages United’s goodwill or esteem.
Nonqualified Deferred Compensation
The following table presents information for each Named Executive Officer relating to the Deferred Compensation Plan.
NONQUALIFIED DEFERRED COMPENSATION — ACTIVITY FOR 2014
Name	Executive Contributions(1)	Company Contributions(2)	Account Earnings	Withdrawals/ Distributions	Balance at Year-end
Mr. Tallent	$269,580	$8,500	$175,895	$—	$1,555,498
Mr. Harton	344,062	5,000	12,554	—	367,116
Mr. Schuette	243,480	2,875	55,070	—	720,294
Mr. Shearrow	243,480	2,875	56,460	—	718,673
Mr. Gilbert	139,631	375	26,940	—	405,852

(1)
All executive contributions, as applicable, are included in the amounts under the column heading “Salary” and “Stock awards” during the year of grant in the “Summary Compensation Table.”

(2)
All company contributions are included in the amounts under the column heading “All other compensation” in the “Summary Compensation Table.”

The Deferred Compensation Plan provides for the deferral of up to 75% of annual base salary and up to 100% of annual cash bonus payments or non-equity incentive compensation awards and other specified benefits to selected individuals who contribute materially to the continued growth, development and future business success of United and its affiliates. Further, the Deferred Compensation Plan allows for employer matching contributions for employee contributions that would have been paid under United’s tax-qualified 401(k) plan (the “401(k) Plan”) if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan and matching of deferred bonuses fifty cents per dollar up to 5% of bonus or non-equity incentive compensation award subject to the same vesting provisions of the 401(k) Plan. Although the Deferred Compensation Plan allows the Board of Directors to make discretionary contributions to the account of employee participants, the Board did not make any such discretionary contribution during 2014. See “Compensation Discussion & Analysis” for additional information. The Deferred Compensation Plan also provides for the deferral of up to 100% of director fees for service by a non-employee director on the Board of United or any subsidiary or community bank.
Contributions to the Deferred Compensation Plan may be invested in United’s Common Stock and a portfolio of various mutual funds. Participants are 100% vested in their contributions, including earnings or losses thereon. Company contributions, including earnings and losses thereon, vest over a three-year period. Because the amounts deferred under the Deferred Compensation Plan are invested in the underlying mutual fund or, in the case of Common Stock, recorded as Common Stock issuable (an equity instrument) at the time of the investment, the potential future costs of the plan are not known at this time.
Generally, when a participant retires or becomes disabled, United will pay the participant their accrued benefits in a lump sum or in equal installments for five, ten, or fifteen years. Alternatively, a participant may elect to have a portion (or all) of their accrued benefits paid out at a specified time before retirement in a lump sum or in annual installments for two, three, four, or five years. The lump sum and installment payments are taxable to the participant.
Agreements with Executive Officers and Post-Employment Compensation
Messrs. Tallent, Harton, Schuette, Shearrow and Gilbert have each entered into Amended and Restated Change in Control Severance Agreements (the “Severance Agreements”) with United. The Severance Agreements remain in effect until the earlier of the termination of such executive’s employment without entitlement to the benefits under the Severance Agreements or retirement, unless earlier terminated by mutual written agreement of the executive and United.
The Severance Agreements provide for payment of compensation and benefits to the executive in the event of a “Change in Control” of United if the executive’s employment is involuntarily terminated by United without “Cause” or if the executive terminates his employment for “Good Reason.” Meaning, the agreements have a “double trigger,” and we would make payments only upon a Change in Control and only if we terminate an executive without Cause or the executive terminates for Good Reason. The executive is not entitled to compensation or payments pursuant to his Severance Agreement if he is terminated by United for Cause, dies, incurs a disability, or voluntarily terminates employment (other than for Good Reason). If a Change in Control occurs during the term of the applicable Agreement and the executive’s employment is terminated within six months prior to, or 18 months following, the date of the Change in Control, and if such termination is an involuntary termination by United without Cause (and does not arise as a result of death or disability) or a termination by the executive for Good Reason, the executive will be entitled to a lump sum payment equal to his base salary, non-equity incentive compensation award and certain other benefits, as determined by the applicable Severance Agreement, for a period of 24 or 36 months from the date of his termination.
The Severance Agreements provide that the compensation and benefits provided for under the Severance Agreements shall be reduced or modified so that such payments will not be considered excess severance payments under Section 280G of the Internal Revenue Code. Otherwise, the payments are not reduced. If a reduction is necessary, the Severance Agreements would allow the executive to choose the manner in which the payments would be modified so long as the total payments are capped to avoid being treated as an excess severance payment. The Severance Agreements are intended to ensure that the payment of any compensation or benefits under the Severance Agreement would comply with Section 409A of the Internal Revenue Code.
United entered into an employment agreement with Mr. Harton when he joined United in 2012 that provides for a three-year term that will expire on September 13, 2015. The employment agreement generally provides that, if Mr. Harton is terminated at any time by United without Cause, or Mr. Harton terminates his employment with United for Good Reason, Mr. Harton will receive an amount equal to two times his annual base salary. The employment agreement also includes covenants by Mr. Harton not to compete with United for a period of one year and not to solicit its customers or prospective customers or employees for a period of two years after the termination of his employment for any reason. “Cause” with respect to termination by United of Mr. Harton is generally defined as a material breach of the terms of the employment agreement by Mr. Harton, conduct that amounts to fraud, dishonesty or misappropriation, commission of certain crimes, or the failure by Mr. Harton to perform his duties. Mr. Harton would have a “Good Reason” for termination of his employment agreement if at any time neither Mr. Tallent nor Mr. Harton is serving as the President or the Chief Executive Officer of the Bank (and thus other people fill both such positions). Because Mr. Tallent is the Chief Executive Officer of the Bank and Mr. Harton was named President and Chief Operating Officer of the Bank in 2013, this provision would not currently be triggered if he terminated his employment.
None of the Severance Agreements or employment agreements provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an excess severance payment under Section 280G of the Internal Revenue Code.
In March 2015, all of the Severance Agreements, other than the Severance Agreement with Mr. Shearrow who retired as of January 31, 2015, were amended to add a “best after-tax” provision. As a result, the executives will receive the full payments provided under the Severance Agreements and have the responsibility for any excise tax, or such payments are reduced or modified so that they will not be considered “excess severance payments” under Section 280G of the Internal Revenue Code, whichever will put the executives in the best after-tax position with the most compensation and income. No amendments have been made to any other agreements with the Named Executive Officers, including the employment agreement with Mr. Harton.
The following table outlines the compensation payable to the Named Executive Officers, assuming separation from service on December 31, 2014, under various termination scenarios:
Name	Termination by United for Cause or by Executive Without Good Reason	Termination by United Without Cause or by Executive for Good Reason Prior to Change in Control	Termination by United Without Cause or by Executive for Good Reason Following Change in Control(1)	Termination due to Death	Termination due to Disability
Mr. Tallent	$—	$2,500,080	$4,955,354	$1,250,040	$1,250,040
Mr. Harton	—	$4,263,365(2)	$5,434,286	$1,663,311	$1,861,826
Mr. Schuette	—	$1,158,730	$2,407,903	$289,593	$289,593
Mr. Shearrow	—	$1,158,730(3)	$2,390,217(3)	$289,593(3)	$787,797(3)
Mr. Gilbert	—	$666,688	$1,615,797	$166,672	$289,593

(1)
Represents all compensation that would become due as the result of a change in control on December 31, 2014, including severance payments, bonuses, restricted stock unit awards, COBRA premiums and expenses, and other miscellaneous items, such as life insurance premiums, auto allowances and club dues provided for under applicable award and employment agreements. Also included are amounts that would become due under the Modified Retirement Plan in the event of a change in control. United’s Severance Agreements in effect as of December 31, 2014 provided that the compensation and benefits provided for under the Severance Agreements shall be reduced or modified so that such payments will not be considered excess severance payments under Section 280G of the Internal Revenue Code. Otherwise, the payments are not reduced. These reductions were applied dollar-to-dollar, first to cash compensation, so as to not reduce any portion of equity compensation. Each executive’s Change in Control Agreement, other than Mr. Shearrow who retired as of January 31, 2015, was amended in March 2015 to add best after-tax provisions. As a result, the current Severance Agreements now provide that the compensation and benefits provided for under the Severance Agreements shall be reduced or modified so that such payments will not be considered excess severance payments under Section 280G of the Internal Revenue Code if such reduction will allow the executive to receive a greater net after tax amount than such executive would receive absent such reduction. Otherwise, the payments are not reduced. Had the current Severance Agreements been in effect as of December 31, 2014, the following amounts would have been payable to the executives: Mr. Tallent — $5,852,619, Mr. Harton — $7,140,932, Mr. Schuette — $2,932,741, Mr. Shearrow — $2,899,520 and Mr. Gilbert — $1,615,797.

(2)
In the event of a termination without cause or for good reason, Mr. Harton’s employment agreement awards him two times his base salary ($475,000) then in effect (totaling $950,000).

(3)
Because Mr. Shearrow retired as of January 31, 2015, he is no longer entitled to any of these awards in connection with a termination of his employment.

United has no other employment or severance agreements with any of its Named Executive Officers. Therefore, except as described above, no severance benefit is payable and there is no continuation of benefit coverage in the event of a Named Executive Officer’s voluntary or involuntary termination, retirement, disability, or death.

Director Compensation
United’s objective with director compensation is to provide a competitive compensation package to attract top talent to United’s Board of Directors. Each non-employee director receives an annual retainer of $25,000 in cash and an annual equity grant valued at $25,000 in the form of restricted stock units with a one-year vesting period. The Chairman of the Board receives an additional annual retainer of  $25,000 paid in cash. Audit Committee and Risk Committee members receive an additional annual retainer of  $4,000 paid in cash. The Audit Committee and Risk Committee Chairs each receive an additional cash annual retainer of  $10,000 and the Compensation Committee Chair receives an additional cash annual retainer of $5,000. The cash retainer fees are paid quarterly and the equity portion is granted once annually.
Executive officers who serve as directors do not receive compensation for service on the Board of Directors of United. Certain members of United’s Board of Directors and its executive officers also serve as members of one or more of United’s subsidiaries and community banks boards of directors for which they are compensated.
The annual retainer fees are payable in cash or may be deferred pursuant to United’s Deferred Compensation Plan. In 2014, director Goldstein elected to defer his retainer and meeting fees.
In addition to the retainer fees, United reimburses the non-employee directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The following table presents a summary of non-employee director compensation for 2014:
DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(1)	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
W.C. Nelson, Jr.	$50,000	$25,003	$—	$12,392	$87,395
Robert H. Blalock	33,000	25,003	—	20,517	78,520
Clifford V. Brokaw(3)	—	—	—	—	—
L. Cathy Cox	38,000	25,003	—	392	63,395
Steven J. Goldstein	43,000	25,003	3,430	392	71,825
Thomas A. Richlovsky	43,000	25,003	—	392	68,395
Tim R. Wallis	25,000	25,003	—	6,392	56,395
Robert L. Head, Jr.(4)	—	—	3,441	12,189	15,630

(1)
Each non-employee director was granted 1,631 restricted stock units on May 14, 2014. The restricted stock units were valued at $15.33 per share, the price of United’s Common Stock on the date of grant. The restricted stock units will vest on May 14, 2015.

(2)
Represents fees paid to directors for serving on one or more of United’s subsidiary or community bank boards of directors and dividends paid on restricted stock units.

(3)
Mr. Brokaw did not accept any compensation for serving on United’s board during 2014.

(4)
Mr. Head retired from United’s board effective May 22, 2013, the date of the 2013 Annual Meeting. Following his retirement from United’s board, Mr. Head has continued to serve on one of United’s community bank boards of directors and was elected by United’s board to serve as Director Emeritus. Mr. Head did not accept any compensation for serving as Director Emeritus during 2014.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as an officer or employee of United at any time or engaged in any transaction that would be required to be disclosed under “Certain Relationships and Related Transactions.”
None of United’s executive officers serve as a director or member of the Compensation Committee of any other entity that has an executive officer serving as a member of United’s Board of Directors or Compensation Committee.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included with this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that it be included herein.
In addition, the Compensation Committee met with United’s senior risk officers to review United’s incentive compensation plans for all employees. Based on such review and discussions, the Compensation Committee certifies that: (1) it has reviewed with senior risk officers the incentive compensation arrangements with senior executive officers and has made all reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of United; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to United; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of United to enhance the compensation of any employee.
L. Cathy Cox, Chairman
Robert H. Blalock
Clifford V. Brokaw
Steven J. Goldstein
W.C. Nelson, Jr.
Thomas A. Richlovsky
Tim R. Wallis

PRINCIPAL AND MANAGEMENT SHAREHOLDERS
The following table sets forth information regarding beneficial ownership of United’s voting securities. Unless otherwise indicated, the information presented is as of March 14, 2015 and is based on 50,219,137 shares of United’s Common Stock outstanding on such date. Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 14, 2015, unless otherwise indicated, through the exercise of any stock option or other right, and any shares that are pledged as security pursuant to various financial obligations. The table sets forth such information with respect to:
•
each shareholder who is known by us to beneficially own 5% or more of our voting securities;

•
each director and nominee for director;

•
each Named Executive Officer; and

•
all executive officers and directors as a group.

Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of voting securities beneficially owned by such shareholder.
Name and Address	Number of Shares of Common Stock Owned Directly or Indirectly	Number of Shares Underlying Options Exercisable Within 60 Days	Number of Shares of Beneficially Owned Restricted Stock	Number of Shares Issuable Under the Deferred Compensation Plan	Total Number of Shares Beneficially Owned	Percentage Beneficially Owned
Wellington Management Group LLP(1) 280 Congress Street	4,806,724	—	—	—	4,806,724	9.58%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	4,139,278	—	—	—	4,139,278	8.25%
Corsair Capital LLC(3) 717 Fifth Avenue, 24th Floor New York, NY 10022	3,273,323	—	—	—	3,273,323	6.52%
Jimmy C. Tallent(4)	141,356	27,307	108,900	84,310	361,873	*
W.C. Nelson, Jr.(5)	415,465	—	6,534	—	421,999	*
Robert H. Blalock(6)	27,846	—	6,534	—	34,380	*
Clifford V. Brokaw	—	—	—	—	—	*
L. Cathy Cox	4,084	—	6,534	—	10,618	*
Bill Gilbert(7)	9,602	6,295	29,040	18,640	63,577	*
Steven J. Goldstein	10,000	—	6,534	2,805	19,339	*
H. Lynn Harton	65,162	—	173,736	18,835	257,733	*
Thomas A. Richlovsky	10,000	—	6,534	—	16,534	*
Rex S. Schuette(8)	51,935	14,132	50,457	45,640	162,164	*
David P. Shearrow(9)	2,085	—	35,167	45,117	82,369	*
Tim R. Wallis(10)	51,282	—	6,534	—	57,816	*
All directors and executive officers as a group (14 persons)	795,325	57,213	530,463	182,453	1,565,454	3.07%

*
Represents less than 1% of the deemed outstanding shares of Common Stock.

(1)
Based on information contained in Schedule 13G/A filed by Wellington Management Group LLP with the Securities and Exchange Commission on February 12, 2015 indicating shared voting power relative to 4,516,319 shares of the voting Common Stock as of December 31, 2014, and shared dispositive power relative to 4,806,724 shares of the Common Stock as of December 31, 2014, which would have comprised 9.00% and 9.58%, respectively, of United’s 50,178,605 shares of Common Stock outstanding as of December 31, 2014.

(2)
Based on information contained in Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 12, 2015 indicating sole voting power relative to 4,243,884 shares of the Common Stock as of December 31, 2014, and sole dispositive power relative to 4,139,278 shares of the Common Stock as of December 31, 2014, which would have comprised 8.46% and 8.25%, respectively, of United’s 50,178,605 shares of voting Common Stock outstanding as of December 31, 2014.

(3)
Based in part on information contained in Schedule 13D/A filed by Corsair Capital LLC with the Securities and Exchange Commission on February 9, 2015 indicating shared voting power and shared dispositive power of Corsair IV Management GP, Ltd., Nicholas B. Paumgarten and Corsair Georgia, L.P. relative to 3,273,323 shares of the voting Common Stock as of February 6, 2015, which would have comprised 6.52% of United’s 50,216,478 shares of voting Common Stock outstanding as of February 6, 2015. Does not include 7,026,724 shares of United’s non-voting common stock with respect to which Corsair IV Management GP, Ltd., Nicholas B. Paumgarten, Corsair Georgia, L.P., Corsair IV Financial Services Capital Partners, L.P., Corsair IV Management, L.P. and Corsair Capital LLC have shared dispositive power.

(4)
Includes 77 shares owned by Mr. Tallent’s spouse, for which he claims beneficial ownership, and 61 shares owned by Mr. Tallent’s minor grandchildren for which he is custodian.

(5)
Includes 10,613 shares owned by Mr. Nelson’s spouse, for which he claims beneficial ownership; 9,917 shares owned by Mr. Nelson’s minor grandchildren for which he is custodian; 280 shares owned by Conag Rentals, Inc., a company owned by Mr. Nelson; and 245 shares owned by King Ford, a company in which Mr. Nelson is 50% owner.

(6)
Includes 1,992 shares owned by Mr. Blalock’s spouse, for which he claims beneficial ownership, and 20,121 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock.

(7)
Includes 177 shares owned by Mr. Gilbert’s spouse, for which he claims beneficial ownership.

(8)
Includes 1,800 shares owned by Mr. Schuette’s spouse, for which he claims beneficial ownership.

(9)
Mr. Shearrow retired effective January 1, 2015.

(10)
Includes 51,282 shares owned by Wallis Investment Co., LLC, a company owned by Mr. Wallis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires United’s directors and senior executives, and persons who own more than 10% of United’s Common Stock, to file with the SEC certain reports of beneficial ownership of the Common Stock. Based solely on copies of such reports furnished to United and representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by its directors, senior executives and 10% shareholders during the fiscal year ended December 31, 2014, except that (1) Richard Bradshaw filed a late report on Form 5 for three transactions; (2) Lynn Harton and Alan Kumler each filed a late report on Form 5 and Tim Wallis filed a late report on Form 4 for two transactions; and (3) Michael Burke, Bill Gilbert, Brad Miller, Timothy Schools, Rex Schuette and Jimmy Tallent each filed a late report on Form 5 and David Shearrow filed a late report on Form 4 for one transaction.

AUDIT COMMITTEE REPORT
The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board in 2013 and which is annually reviewed and approved by the Board. United’s management is responsible for its internal accounting controls and the financial reporting process. United’s independent registered public accountants for 2014, PricewaterhouseCoopers LLP (“PwC”), was responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Board of Directors, in its business judgment, has determined that all four members of the Audit Committee are “independent,” as defined by the federal securities laws and the Nasdaq listing requirements.
In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and PwC. In addition, the Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PwC their independence. The Audit Committee is also responsible for considering whether the provision of any non-audit services provided by PwC would impair their independence. No such services were proposed or provided in 2014.
The Audit Committee also discussed with management, United’s internal auditors and PwC the quality and adequacy of United’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. It reviewed management’s assessment of such internal controls and PwC’s attestation thereof. The Audit Committee reviewed both with PwC and internal auditors their audit plans, audit scope and identification of audit risks.
Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of United’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that United’s auditors are in fact “independent.”
Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
This report is respectfully submitted by the Audit Committee of the Board of Directors.
Thomas A. Richlovsky, Chairman
Robert H. Blalock
L. Cathy Cox
Steven J. Goldstein

PROPOSAL 2 — RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS
UNDER THE MANAGEMENT INCENTIVE PLAN PURSUANT TO SECTION 162(M) OF THE
INTERNAL REVENUE CODE
Overview
Shareholders are being asked to re-approve the material terms of the performance goals currently contained in United’s Management Incentive Plan so that United can deduct from its U.S. Federal corporate income taxes the full amount of the non-equity incentive awards to Named Executive Officers paid under the Management Incentive Plan that otherwise qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The Management Incentive Plan was approved and adopted by United’s shareholders in April 2007 after its approval and adoption by the Board and the Compensation Committee. The Management Incentive Plan became effective as of January 1, 2007. Although the Management Incentive Plan permits the issuance of options and restricted stock units, all of United’s equity incentive awards have been granted under the Equity Plan, which is a broad-based, shareholder approved plan covering Named Executive Officers, other members of senior management and other key personnel. Performance measures for Named Executive Officers under the Management Incentive Plan include one or more of the following (which may relate to United as a whole or a business unit, division or subsidiary, as appropriate), as determined by the Compensation Committee:
•
net operating income or the growth in such net operating income;

•
operating earnings per share or the growth in such operating earnings per share;

•
annual growth in consolidated total revenue, loans and deposits;

•
changes or increases in market share;

•
earnings before taxes or the growth in such earnings;

•
stock price or the growth in such price;

•
return on equity, tangible equity, and assets or the growth on such returns;

•
total shareholders’ return or the growth in such return;

•
contribution to geographic expansion;

•
level of expenses or the reduction of expenses, overhead ratios or changes in such ratios, efficiency ratios or changes in such ratios;

•
loan quality or the changes in the level of loan quality or changes in the ratios of net charge-offs to loans or non-performing assets to assets;

•
customer satisfaction scores or changes in scores; and/or

•
economic value added or changes in such value added.

Shareholders are not being asked to approve any other amendment to the Management Incentive Plan, nor are they being asked to re-approve the Management Incentive Plan itself. The terms of the Management Incentive Plan will remain unchanged and the re-approval does not affect the nature and amount of awards available for grant under the Management Incentive Plan. A copy of the Management Incentive Plan is attached hereto as Appendix A.
If shareholders re-approve the material terms of the performance goals under the Management Incentive Plan at the annual meeting, the Compensation Committee currently anticipates that, to the extent practicable and in our best interest, performance-based compensation programs under the Management Incentive Plan will be designed with the intent to satisfy the requirements of Section 162(m) of the Code to permit the deduction for tax purposes of the full amount of such awards payable to our Named Executive Officers. The Compensation Committee and the Board recognize, however, that there may be business considerations that dictate that they grant incentive awards that may not be deductible under Section 162(m) of the Code.

Background
The purpose of the Management Incentive Plan is to advance the growth and financial success of United by offering performance incentives to designated executives who have significant responsibility for such success. The Management Incentive Plan is administered by the Compensation Committee or other committee designated by the Board (the “Committee”), subject to the Committee’s right to delegate the responsibility for administration of the Management Incentive Plan as it applies to other than the Chief Executive Officer or other Named Executive Officers. Persons eligible to participate in the Management Incentive Plan are executives of United, its operating units or its affiliates, who are in key management and staff positions designated as eligible for participation by the Committee. The Management Incentive Plan may be amended, suspended or terminated by the Committee at any time, subject to ratification by the Board and to the consent of each participant whose rights would be adversely affected with respect to an award that has been determined and approved previously.
Under Section 162(m) of the Code, compensation in excess of  $1 million paid in any one year to a public corporation’s named executive officers who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) of the Code (or another exemption is met). The general rule is that annual compensation paid to any of these named executive officers will not be deductible to the extent that it exceeds $1 million for any year. Among the conditions imposed by Section 162(m) of the Internal Revenue Code is a requirement that the performance criteria used to determine the performance awards under the Management Incentive Plan be re-approved by shareholders every five years. One of the purposes of this proposal is to obtain such re-approval and thereby continue to provide the Compensation Committee the flexibility in its discretion to determine compensation that is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code for deductibility of certain compensation in excess of  $1 million.
The rules and regulations promulgated under Section 162(m) of the Internal Revenue Code, however, are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and/or deductible by us. Under the Management Incentive Plan, it is intended that incentive awards which are conditioned upon achievement of performance goals can be designed to qualify as “qualified performance-based” compensation. A number of requirements must be met under Section 162(m) of the Internal Revenue Code in order for particular compensation to so qualify for the exception such that there can be no assurance that incentive awards intended to constitute “qualified performance-based” compensation under the Management Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the Management Incentive Plan generally will not so qualify for the exception under Section 162(m) of the Internal Revenue Code, so that compensation paid to certain Named Executive Officers in connection with such awards may, to the extent it and other compensation subject to Section 162(m) of the Internal Revenue Code’s deductibility cap exceed $1 million in a given taxable year, may not be deductible by us as a result of Section 162(m) of the Internal Revenue Code. Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Sections 4999 and 280G of the Internal Revenue Code.
Awards Under the Management Incentive Plan
Prior to, or as soon as practical after, the commencement of each fiscal year, the Committee will establish plan rules for that year with respect to the following matters: (1) the employees who are eligible to participate; (2) the performance objectives for each participant, which performance objectives will include one or more of the performance measures as noted above; (3) the target award, maximum award and threshold award that can be received by each participant, and the method for determining such award; (4) the form of payment of an incentive award; and (5) the terms and conditions subject to which any incentive award may become payable.
Performance measures for Named Executive Officers will include one or more of the following (which may relate to United as a whole or a business unit, division or subsidiary, as appropriate), as determined by the Committee: net operating income or the growth in such net operating income; operating earnings per share or the growth in such operating earnings per share; annual growth in consolidated total revenue, loans and deposits; changes or increases in market share; earnings before taxes or the growth in such earnings; stock price or the growth in such price; return on equity, tangible equity, and assets or the growth on such returns; total shareholders’ return or the growth in such return; contribution to geographic expansion; level of expenses or the reduction of expenses, overhead ratios or changes in such ratios, efficiency ratios or changes in such ratios; loan quality or the changes in the level of loan quality or changes in the ratios of net charge-offs to loans or non-performing assets to assets; customer satisfaction scores or changes in scores; and/or, economic value added or changes in such value added. The Committee can establish other performance measures for awards granted to participants who are not Named Executive Officers. The maximum incentive award that may be paid to any individual under the Management Incentive Plan for any year shall not exceed $2 million.
After the end of each fiscal year, the Committee certifies the extent to which the performance objectives have been achieved for that year. In measuring performance, the Committee may adjust United’s financial results to exclude the effect of unusual and unanticipated charges or income items that distort year-to-year comparisons of results and other events, including acquisitions or dispositions of businesses or assets, de novo expansions, recapitalizations, reorganizations or reductions-in-force. With respect to certain Named Executive Officers, the Committee considers the provisions of Section 162(m) in making adjustments for awards intended to comply with Section 162(m). The Committee may also make adjustments to eliminate the effect of changes in tax or accounting rules and regulations. The percentage of pay at risk under the Management Incentive Plan is increased by position according to relative levels of responsibility and influence on business unit and corporate objectives. The award percentage is discounted for performance below the target down to a minimum threshold and below the minimum threshold no award is due, and an enhanced payout percentage may be provided to motivate performance above target up to a maximum.
Awards under the Management Incentive Plan shall be approved by the Committee, subject to ratification by the Board when required under the Management Incentive Plan or desired by the Committee, based on the Management Incentive Plan rules then in effect and the achievement of performance criteria as certified by the Committee. The Committee may in its discretion grant awards under the Management Incentive Plan to deserving participants, except certain Named Executive Officers, notwithstanding levels of achievement of performance criteria.
Awards will generally be made in lump sum cash payments or in such other form as the Committee may specify at the beginning of the year. Payment will be made as soon as practicable after the determination of the awards.
A partial award may be authorized by the Committee for a participant who is terminated without cause (as determined by the Committee), or who retires, dies or becomes permanently and totally disabled during the fiscal year. Otherwise, no award will be paid to a participant who is not an active employee of United, an operating unit or an affiliate at the end of the fiscal year to which the award relates. In general, unless the Committee has established a different rule with respect to some or all participants, upon the occurrence of a change in control, the participant’s incentive award for that year will be deemed to have been fully earned at the target award level, will be prorated for the portion of the year that has elapsed, and will be paid within thirty days after the effective date of the change in control. If a participant is entitled to a pro rata award under the Incentive Plan upon a change in control, and also to a similar pro rata award under a change in control, employment agreement or severance agreement for the same fiscal year, the participant will receive the larger pro rata award but not both awards.
Because participants are selected each year and because amounts payable under the Management Incentive Plan are based on performance measures and performance goals established for each year period, it cannot be determined at this time what amounts, if any, will be received by or allocated to any person or group of persons under the Management Incentive Plan if the Management Incentive Plan is re-approved by shareholders. Further information regarding awards to, and payout of, performance-based compensation to our Named Executive Officers is set forth under “Compensation of Executive Officers and Directors” and in the compensation tables in “Executive Compensation”.

Federal Income Tax Consequences
An award under the Management Incentive Plan will constitute compensation taxable as ordinary wage income (and subject to income and employment tax withholding) to the participant to the extent it is paid in cash or immediately available equity-based awards. Generally, United will be entitled to a corresponding deduction equal to the amount of ordinary way income recognized by the participant.
Section 162(m) of the Code limits to $1 million the amount of compensation that may be deducted by United in any tax year with respect to a Named Executive Officer, with an exception for certain qualified performance-based compensation. As discussed above, the Management Incentive Plan is intended to be designed and administered in such a manner as to design incentive awards that may qualify payments to Named Executive Officers for that performance-based exception, except to the extent the Compensation Committee determines that such compliance is not required or not advisable in the best interests of United.
Vote Required
The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present is required to approve the material terms of the performance goals under the Management Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.
Recommendation
The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3 — APPROVAL OF ADVISORY RESOLUTION
SUPPORTING THE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
General
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), United is asking its shareholders to vote, on an advisory basis, on the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives United’s shareholders the opportunity to express their views on the compensation of United’s Named Executive Officers.
Compensation Program and Philosophy
Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to United’s long-term success. Shareholders are urged to read the “Compensation of Executive Officers and Directors” section of this Proxy Statement for greater detail about United’s executive compensation programs, including information about the fiscal year 2013 compensation of the Named Executive Officers.
United is asking the shareholders to indicate their support for the compensation of United’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:
“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the “Compensation of Executive Officers and Directors” section of this Proxy Statement, including the related “Compensation Discussion and Analysis,” compensation tables, notes and narratives.”
Even though this say-on-pay vote is advisory and therefore will not be binding on United, the Compensation Committee and the Board of Directors value the opinions of United’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board of Directors will consider the shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.
You may “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.
Vote Required
The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present is required to approve the advisory “say on pay” resolution supporting the compensation plan for the executive officers. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.
Recommendation
The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT
General
The Audit Committee of the Board of Directors has appointed PwC to serve as United’s independent registered public accountant during the year ended December 31, 2015. The Board of Directors will present at the Annual Meeting a proposal that such appointment be ratified.
Vote Required
Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the proxy will be voted for the proposal to ratify the appointment of PwC to act as the United’s independent registered public accountant for 2015. The proposal to ratify the appointment of PwC is approved if a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present are voted for the proposal.
Neither United’s Articles nor Bylaws require that the shareholders ratify the appointment of PwC as its independent auditors. United is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee of the Board of Directors will reconsider its determination to retain PwC, but may elect to continue the engagement. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that the change would be in the best interests of United and its shareholders.
Recommendation
The Board of Directors unanimously recommends a vote “FOR” Proposal 4.

OTHER MATTERS
Independent Registered Public Accountants
PwC was the principal independent registered public accountant for United during the years ended December 31, 2014 and 2013. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
During 2014 and 2013, United was billed the following amounts for services rendered by PwC:
	2014	2013
Audit fees	$850,000	$770,000
Audit-related fees	50,000	95,000
Tax fees	—	—
All other fees	—	—
Total fees	$900,000	$865,000

Audit Fees.   This category includes fees for professional services for the integrated audits of United’s consolidated financial statements, including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in United’s Quarterly Reports on Form 10-Q, statutory audits or financial statement audits of subsidiaries and comfort letters and consents related to registration statements filed with the SEC.
Audit-Related Fees.   This category includes fees billed for assurance related services that are reasonably related to the performance of the audit of United’s consolidated financial statements and effectiveness of internal control and are not reported under the audit fees items above. In 2014, these services consisted of services rendered in connection with United’s acquisition of Business Carolina, Inc. In 2013, these services consisted of consultations with PwC’s national office in connection with the reversal of the valuation allowance on United’s deferred tax asset.
Tax Fees.   There were no tax services provided by PwC in 2014 or 2013.
All Other Fees.   There were no other services performed by PwC that were not related to the audit of United’s consolidated financial statements during 2014 or 2013.
The Audit Committee pre-approves all audit and non-audit services performed by PwC. The Audit Committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by PwC. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.
Expenses of Solicitation
The cost of solicitation of proxies will be borne by United. United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of Common Stock.
Shareholder Proposals & Recommendations for Director Nominees
No proposals or recommendations for director nominations by non-management have been presented for consideration at the Annual Meeting.
United expects that its 2016 Annual Meeting will be held in May 2016. Any proposals or director recommendations by non-management shareholders intended for presentation at the 2016 Annual Meeting must be received by United at its principal executive offices, attention of the Secretary, no later than December    , 2015 to be considered for inclusion in the proxy statement for that meeting. For any other shareholder matter intended to be presented for action at the 2016 Annual Meeting, United must receive a shareholder’s notice on or before the later to occur of 14 days prior to the 2016 Annual Meeting or five days after notice of the 2016 Annual Meeting is provided to the shareholders.

Information Incorporated by Reference
The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and information that we file later with the SEC will automatically update and supersede this information. You should rely on the later information over different information included in this Proxy Statement. We incorporate by reference herein our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015.
We incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing date of this Proxy Statement and prior to the date of the Annual Meeting, except to the extent that any information contained in such filings is deemed “furnished” rather than “filed” in accordance with SEC rules.
Documents incorporated by reference are available from United without charge. You may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265. United maintains a website at www.ucbi.com where the incorporated documents listed above can be accessed. Neither our website nor the information on our website is included or incorporated in, or is a part of, this Proxy Statement.
General
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.
BY ORDER OF THE BOARD OF DIRECTORS,

Jimmy C. Tallent,
Chairman and Chief Executive Officer

APPENDIX A
UNITED COMMUNITY BANKS, INC.
MANAGEMENT ANNUAL INCENTIVE PLAN
Effective as of January 1, 2007
1.
ESTABLISHMENT AND EFFECTIVE DATE OF PLAN

United Community Banks, Inc. (the “Company”) hereby adopts the United Community Banks, Inc. Management Annual Incentive Plan (the “Plan”) for its executive officers and certain other executives and employees of the Company, its Subsidiaries and affiliates who are in management positions designated as eligible for participation by the Compensation Committee (the “Committee”) of the Board of Directors of the Company or its designee. The Plan shall be effective as of January 1, 2007 and shall remain in effect for an indefinite term, subject to the rights of amendment and termination in Section 13. Unless the Committee determines otherwise, payments shall only be made to the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine) pursuant to the Plan after the Plan is approved by the stockholders of the Company.
2.
PURPOSE OF THE PLAN

The purpose of the Plan is to further the growth and financial success of the Company by offering performance incentives to designated executives and other employees who have significant responsibility for such success.
3.
DEFINITIONS

(a)
“Base Annual Salary” means the actual base salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Company’s deferred compensation or welfare plans (whether qualified or non-qualified).

(b)
“Board of Directors” means the Board of Directors of the Company.

(c)
“Change in Control” shall have the meaning ascribed to such term in the United Community Banks, Inc. 2000 Key Employee Stock Option Plan.

(d)
“Chief Executive Officer” means the chief executive officer of the Company, unless otherwise specified.

(e)
“Code” means the Internal Revenue Code of 1986, as amended.

(f)
“Committee” means the Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors which is responsible for administering the Plan.

(g)
“Company” means United Community Banks, Inc., a Georgia corporation, and its successors.

(h)
“Incentive Award” or “Award” means the bonus awarded to a Participant under the terms of the Plan.

(i)
“Maximum Award” means the maximum percentage of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.

(j)
“Named Executive Officer” means for each calendar year the Chief Executive Officer and the four other most highly compensated executive officers whose compensation would be reportable in the “summary compensation table” in the Proxy Statement, if the report was prepared as of the last day of the calendar year.

(k)
“Operating Unit” means a business operating unit of the Company with respect to which separate performance goals may be established hereunder. An Operating Unit may consist of one or more Subsidiaries or affiliates of the Company, or an unincorporated business unit.

(l)
“Participant” means an employee of the Company, an Operating Unit or an affiliate who is designated by the Committee or its designee to participate in the Plan.

(m)
“Plan Rules” means the guidelines established annually by the Committee pursuant to Section 4, subject, where applicable, to ratification by the Board of Directors.

(n)
“Plan Year” means the twelve month period which is the same as the Company’s fiscal year. The initial Plan Year for the Plan shall be January 1, 2007 through December 31, 2007.

(o)
“Relative Performance” means the extent to which the Company, or designated Operating Unit, or both, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.

(p)
“Subsidiary” means any corporation in an unbroken chain of corporations starting with the Company if each of the corporations in the chain (other than the last corporation) owns stock possessing 50% or more of the voting power of all classes of stock in one of the other corporations in such chain.

(q)
“Target Award” means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

(r)
“Threshold Award” means the percentage of Base Annual Salary which corresponds to the minimum acceptable Relative Performance during the Plan Year.

4.
ADMINISTRATION OF THE PLAN

The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as it applies to Participants other than the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine) pursuant to Section 7. The Committee will have authority to adopt or to establish Plan Rules with respect to the following matters for each Plan Year, subject to the right of the Board of Directors to ratify such Plan Rules as provided in this Section 4:
(a)
the employees of the Company, its Operating Units and affiliates who are eligible to participate in the Plan;

(b)
the Target Award, Maximum Award (if any) and Threshold Award that can be granted to each Participant and the method for determining such award, which the Committee may amend from time to time;

(c)
the performance targets and the qualitative measurement criteria to be used in determining the Company’s or an Operating Unit’s Relative Performance, which will include one or more of the following targets or measures, as determined by the Committee or its designee each year: net operating income or the growth in such net operating income; operating earnings per share or the growth in such operating earnings per share; annual growth in consolidated total revenue, loans and deposits; changes or increases in market share; earnings before taxes or the growth in such earnings; stock price or the growth in such price; return on equity, tangible equity, and assets or the growth on such returns; total shareholders’ return or the growth in such return; level of expenses or the reduction of expenses, overhead ratios or changes in such ratios, efficiency ratios or changes in such ratios; loan quality or the changes in the level of loan quality or changes in the ratios of net charge-offs to loans or non-performing assets to assets; customer satisfaction scores or changes in scores; and/or, economic value added or changes in such value added; and

(d)
the time or times, the form of payment, and the conditions subject to which any Incentive Award may become payable.

The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year. Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a) through (d) of this Section 4 with respect to the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine)

shall be submitted at least annually to the Board of Directors for its consideration and ratification. For Participants other than the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine), the Committee may in its discretion (i) establish performance measures and criteria not listed in this Section 4 without obtaining stockholder approval; and (ii) during a Plan Year revise the performance targets and measurement criteria to the extent the Committee believes necessary to achieve the purposes of the Plan in light of any unexpected or unusual circumstances.
5.
PARTICIPATION

Eligibility for participation in the Plan is limited to executive officers of the Company and certain other executives and employees of the Company and its Operating Units or affiliates who hold key management and staff positions. From among those eligible and based upon the recommendations of the Chief Executive Officer and other designees, the Committee will designate by name or position the Participants each Plan Year. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant other than the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine) changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant’s award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.
6.
INCENTIVE AWARDS

6.1 Determination of the Amount of Incentive Awards
At the end of each Plan Year, the Committee or its designee shall certify the extent to which the performance targets and measurement criteria established pursuant to Section 4 have been achieved for such Plan Year based upon financial information provided by the Company. A Participant’s Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, qualitative measurement criteria and the requirements of the Plan. In addition to any adjustments provided by the Incentive Award, the Committee, in determining whether performance targets and qualitative measures have been met, may adjust the Corporation’s financial results to exclude the effect of unusual charges or income items or other events, including acquisitions or dispositions of businesses or assets, recapitalizations, reorganizations, restructurings, reductions in force, changes in accounting rules, which are distortive of results for the year (either on a segment or consolidated basis); provided, that for purposes of determining the Incentive Awards of the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine), that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee shall (in addition to such specific adjustments as may be provided in the award) exclude unusual items whose exclusion has the effect of increasing Relative Performance only if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual or non-recurring events or items. In addition, the Committee will adjust its calculations to exclude the unanticipated effect on financial results of changes in the Code or other tax laws, or the regulations relating thereto.
The Committee may, in its discretion, decrease the amount of a Participant’s Incentive Award for any reason, including the Committee’s judgment that the performance targets and qualitative measures have become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or for such other reasons as the Committee deems appropriate.
In the event that the Company’s or an Operating Unit’s performance is below the anticipated performance thresholds for the Plan Year and the Incentive Awards are below expectations or not earned at all, the Committee may in its discretion grant Incentive Awards (or increase the otherwise earned Incentive Awards) to deserving Participants, except for Incentive Awards to the Chief Executive Officer and other Named Executive Officers that are intended to qualify as performance-based compensation under Code Section 162(m).

The Plan Rules and Incentive Awards under the Plan shall be administered in a manner to qualify payments under the Plan to the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine) for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Compensation Committee or the Board of Directors determines such compliance is not necessary. The maximum Incentive Award that may be paid to an individual Participant for a Plan Year shall be $2 million.
6.2 Eligibility for Payment of Incentive Award
No Participant will have any vested right to receive any Incentive Award until such date as the Board of Directors has ratified the Committee’s determination with respect to the payment of individual Incentive Awards, except where the Committee determines such ratification is not necessary. No Incentive Award will be paid to any Participant who is not an active employee of the Company, an Operating Unit or an affiliate at the end of the Plan Year to which the Incentive Award relates; provided, however, at the discretion of the Committee or its designee (subject to ratification by the Board of Directors, where required, and the limitations of Code Section 162(m)), partial Incentive Awards may be paid to Participants (or their beneficiaries) who are terminated without cause (as determined by the Committee or its designee) or who retire, die or become permanently and totally disabled during the Plan Year. No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Company, and such Participant’s rights shall be equivalent to that of a general unsecured creditor of the Company.
6.3 Payment of Awards
Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to Sections 6.1 and 6.2, subject to the Committee’s right to allow a Participant to defer payment pursuant to an applicable deferred compensation plan of the Company, if applicable. Payment under the Plan will generally be made in a lump sum in cash, in restricted stock units, in options to purchase Common Stock of the Company (which would be in addition to any options separately granted to the Participant under the Company’s 2000 Key Employee Stock Option Plan), or in a combination of cash, restricted stock units and stock options, as determined by the Committee, either at the time Awards are established or when they are paid (which may be different for different groups of Participants). In addition, the Committee may provide some or all of the Participants the right to elect, within the time frames provided by the Committee, to receive a portion or all of an Incentive Award in restricted stock units or in options to purchase Common Stock of the Company, rather than cash.
7.
DELEGATION OF AUTHORITY BY THE COMMITTEE

Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan as it relates to Participants other than the Chief Executive Officer. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust any Incentive Awards that are payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Corporation to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee).
8.
CHANGE IN CONTROL

Upon the occurrence of a Change in Control, unless the Participant otherwise elects in writing in accordance with such rules as the Committee may establish, the Participant’s Incentive Award for the Plan Year during which the Change in Control occurs shall be determined as if the Target Award level of performance has been achieved (without any reductions under Section 6.1) and shall be deemed to have been fully earned for the Plan Year, provided that` the Participant shall only be entitled to a pro rata portion of the Incentive Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. The Incentive Award amount shall be paid only in cash within thirty (30) days of the effective date of the Change in Control. The Incentive Award payable for the Plan Year during which a Change in Control occurs shall be the greater of the amount provided for under this Section 8 or the amount of the Incentive Award payable for such Plan Year to the Participant under the terms of any employment agreement or severance agreement with the Corporation, its Operating Units or affiliates, provided that the Participant shall not receive a duplicate Incentive Award for the same Plan Year (or portion of a Plan Year). Notwithstanding the above, the Committee may provide in the Plan Rules for alternative consequences upon a Change in Control, which may apply to some or all Participants and which may vary among Participants.
9.
BENEFICIARY

To the extent provided by the Committee or its designee, each Participant will designate a person or persons to receive, in the event of death, any Incentive Award to which the Participant would then be entitled under Section 6.2. Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for a designation of a beneficiary or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.
10.
WITHHOLDING OF TAXES

The Company shall deduct from each Incentive Award the amount of any taxes required to be withheld by any governmental authority.
11.
EMPLOYMENT

Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Company, an Operating Unit or an affiliate, or interfere with or restrict in any way the rights of the Company, an Operating Unit or an affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause.
12.
SUCCESSORS

All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding upon any successor to the Corporation, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.
13.
TERMINATION AND AMENDMENT OF THE PLAN; GOVERNING LAW

The Committee, subject to the ratification rights of the Board of Directors, has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect, provided that no such action will, without the consent of a Participant, adversely affect the Participant’s rights under an Incentive Award that has been approved under Section 6.2. The Plan shall be interpreted and construed under the laws of the State of Georgia.
AS APPROVED BY THE BOARD OF DIRECTORS OF THE COMPANY ON THE 14th DAY OF DECEMBER, 2006.

c/o Continental Proxy Services – 8th Floor17 Battery Place, New York NY 10004–1123You May Vote Your Proxy When You View The ProxyMaterials On The Internet. You Will Be Asked ToFollow The Prompts To Vote Your Shares.United Community Banks, Inc.P.O. Box 398, Blairsville, GA 30514NOTICE OF ANNUAL MEETINGOF SHAREHOLDERSto be held onMay 13, 2015 at 2:00PM ET*Shareholders are cordially invited to attend the Annual Meeting and vote in person.At the meeting, you will need to request a ballot to vote your shares.Dear Shareholder,The 2015 Annual Meeting of Shareholders of United Community Banks, Inc. will be held at The Ridges Resort,3499 Highway 76W, Young Harris, Georgia, on Wednesday, May 13, 2015, at 2:00 PM ET.Proposals to be considered at the Annual Meeting:(1) Election of nine directors to constitute the Board of Directors to serve until the next annual meeting anduntil their successors are elected and qualified;(2) Re-approval of the material terms of the performance goals under the Management Incentive Planpursuant to Section 162(m) of the Internal Revenue Code;(3) Approval of an advisory ‘‘say on pay’’ resolution supporting the compensation plan for executive officers; and(4) Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered publicaccountant for 2015.The Board of Directors recommends a vote ‘‘FOR’’ all nominees under Proposal 1, and ‘‘FOR’’ Proposals 2, 3 and 4.Your electronic vote authorizes the named proxies to vote your shares in the samemanner as if you marked, signed, dated, and returned the proxy card.Vote Your Proxy on the Internet:Go to http://www.cstproxyvote.comHave your notice available when youaccess the above website. Follow theprompts to vote your shares.The Proxy Materials are available for review at:http://www.cstproxy.com/ucbi/2015COMPANY ID:PROXY NUMBER:ACCOUNT NUMBER:c/o Continental Proxy Services – 8th Floor17 Battery Place, New York NY 10004 –1123You May Vote Your Proxy When You View TheMaterials On The Internet. You Will Be AskedTo Follow The Prompts To Vote Your Shares.United Community Banks,Inc.3499 Highway 76W, Young Harris, GA 30582NOTICE OF ANNUAL MEETINGOF SHAREHOLDERSto be held onMay 13, 2015 at 2:00 PM ET*Shareholders are cordially invited to attend the Annual Meeting and vote in person.At the meeting, you will need to request a ballot to vote your shares.Dear Shareholder,The 2015 Annual Meeting of Shareholders of United Community Banks, Inc. will be held at The Ridges Resort,3499 Highway 76W, Young Harris, Georgia, on Wednesday, May 13, 2015, at 2:00 PM (local time)ET.Proposals to be considered at the Annual Meeting:(1) To elect Election of nine directors to constitute the Board of Directors to serve until the next annualmeeting and until their successors are elected and qualified;(2) To re-approve Re-approval of the material terms of the performance goals under the Management Incentive Planpursuant to Section 162(m) of the Internal Revenue Code;(3) To approve Approval of an advisory ‘‘say on pay’’ resolution supporting the compensation plan for executive officers; andTo ratify the Ratification of the appointment of PricewaterhouseCoopers LLP independent registered publicaccountant for 2015.; and(5) To consider and act upon other matters that may properly come before the meeting or any adjournmentthereof.The Board of Directors recommends a vote ‘‘FOR’’ all nominees under Proposal 1, and ‘‘FOR’’ Proposals 2, 3 and , 4 and5.Your electronic vote authorizes the named proxies to vote your shares in the samemanner as if you marked, signed, dated, and returned the proxy card.The Proxy Materials are available for review at:http://www.cstproxy.com/ucbi/2015Comment Roman Comment instead Comment Roman Comment Roman

United Community Banks, Inc.P.O. Box 398, Blairsville, Georgia 30514Important Notice Regarding the Availability of Proxy Materialsfor the 2015 Annual Meeting of Shareholders to be Held on May 13, 2015The following proxy materials are available to you to review at: http://www.cstproxy.com/ucbi/2015- Company’s Annual Report for the year ended December 31, 2014- Company’s 2015 Proxy Statement- Company’s Proxy Card- Any amendments to the foregoing materials that are required to be furnished to shareholdersThis is not a ballot. You cannot use this notice to vote your shares. This communication presents only an overviewof the more complete proxy materials that are available to you on the Internet. We encourage you to access andreview all of the important information contained in the proxy materials before voting.If you would like to receive a paper or e-mail copy of these documents, you must request one. There is no chargefor such documents to be mailed to you. Please make your request for a copy as instructed below on or beforeMay 3, 2015 to facilitate a timely delivery. You may also reuqest that you receive paper copies of all futureproxy materials from the Company.Registered shareholders who do not vote by Friday, April 17, 2015 will automatically receive a proxy card by mailwith further instructions on how to vote by Internet, telephone, and mail.ACCESSING YOUR
PROXY MATERIALS ONLINEHave this notice available when you request a paper copy of the proxy materialsor to vote your proxy electronically. You must reference your Company ID., ProxyNumber and Account Number.REQUESTING A PAPER COPY OF THE PROXY MATERIALSBy telephone please call 1-888-221-0690orBy logging on to http://www.cstproxy.com/ucbi/2015orBy email at: proxy@continentalstock.comPlease include the company name and your account number in the subject line.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.IMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailVote by Internet or Telephone - QUICK ? ? ? EASYYour Internet or telephone vote authorizes the namedproxies to vote your shares in the same manner as ifyou marked, signed and returned your proxy card.Votes submitted electronically over the Internet orby telephone must be received by 7:00 p.m., EasternTime, on May 12, 2015.INTERNET/MOBILE –www.cstproxyvote.comUse the Internet to vote your proxy. Haveyour proxy card available when you accessthe above website. Follow the prompts tovote your shares.PHONE – 1 (866) 894-0537Use a touch-tone telephone to vote yourproxy. Have your proxy card available whenyou call. Follow the voting instructions tovote your shares.MAIL – Mark, sign and date your proxycard and return it in the postage-paidenvelope provided.PLEASE DO NOT RETURN THE PROXY CARD IF YOUARE VOTING ELECTRONICALLY OR BY PHONE.? FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ?PROXYTHIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION ISINDICATED, WILL BE VOTED ‘‘FOR’’ PROPOSALS 1, 2, 3 AND 4 AND IN THE PROXIES’ DISCRETION ONANY OTHER MATTERS COMING BEFORE
THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OFTHE BOARD OF DIRECTORS.THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’1. Election of Directors(1) Jimmy C. Tallent(2) Robert H. Blalock(3) Clifford V. Brokaw(4) L. Cathy Cox(5) Steven J. Goldstein(6) H. Lynn Harton(7) W.C. Nelson, Jr.(8) Thomas A. Richlovsky(9) Tim R. Wallis(Instruction: To withhold authority to vote for any individual nominee,strike a line through that nominee’s name in the list above)2. Re-approval of the material terms of theperformance goals under the ManagementIncentive Plan pursuant to Section 162(m) of theInternal Revenue Code.4. Ratification of the appointment ofPricewaterhouseCoopers LLP as independentregistered public accountant for 2015.THE BOARD OF DIRECTORS RECOMMENDS A VOTE‘‘FOR’’ PROPOSALS 1, 2, 3 AND 4.COMPANY ID:PROXY NUMBER:ACCOUNT NUMBER:Signature______________________________________ Signature, if held jointly______________________________________ Date_____________, 2015.Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, orcorporate off icer, please give title as such.Please markyour voteslike this XFOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR allNomineeslisted to theleftWITHHOLD AUTHORITYto vote (except as marked tothe contrary for all nomineeslisted to the left)3. Approval of an advisory ‘‘say on pay’’ resolutionsupporting the compensation plan for executiveofficers.FOR AGAINST ABSTAIN

? FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ?Important Notice Regarding the Availability of Proxy Materials for theAnnual Meeting of Shareholders to be heldWednesday, May 13, 2015The Proxy Statement and our 2015 Annual Report to Shareholders areavailable at http://www.cstproxy.com/ucbi/2015UNITED COMMUNITY BANKS, INC.PROXYTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned appoints Jimmy Tallent and W.C. Nelson, Jr., and each of them, as proxies, each with thepower to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reversehereof, all of the shares of common stock of United Community Banks, Inc. held of record by the undersigned atthe close of business on March 14, 2015 at the Annual Meeting of Shareholders of United Community Banks, Inc.to be held on Wednesday, May 13, 2015, or at any adjournment thereof.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NOCONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTINGTHE NINE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2,PROPOSAL 3 AND PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF
THEPERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLYCOME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THEBOARD OF DIRECTORS.(Continued, and to be marked, dated and signed, on the other side)